Filed Pursuant to Rule 424(b)(2)
Registration No. 333-275865

Prospectus Supplement

(To Prospectus dated December 1, 2023)

$6,500,000,000

Baker Hughes Holdings LLC

Baker Hughes Co-Obligor, Inc.

$500,000,000 4.050% Senior Notes due 2029

$1,250,000,000 4.350% Senior Notes due 2031

$750,000,000 4.650% Senior Notes due 2033

$2,000,000,000 5.000% Senior Notes due 2036

$2,000,000,000 5.850% Senior Notes due 2056

Baker Hughes Holdings LLC, a Delaware limited liability company (“BHH LLC”), and Baker Hughes Co-Obligor, Inc., a Delaware corporation (the “Co-Obligor” and, together with BHH LLC, the “Issuers”) are offering $500,000,000 principal amount of their 4.050% Senior Notes due 2029 (the “2029 notes”), $1,250,000,000 principal amount of their 4.350% Senior Notes due 2031 (the “2031 notes”), $750,000,000 principal amount of their 4.650% Senior Notes due 2033 (the “2033 notes”), $2,000,000,000 principal amount of their 5.000% Senior Notes due 2036 (the “2036 notes”) and $2,000,000,000 principal amount of their 5.850% Senior Notes due 2056 (the “2056 notes” and, together with the 2029 notes, the 2031 notes, the 2033 notes and the 2036 notes, the “notes”).

The notes are being issued in connection with the proposed acquisition of Chart Industries, Inc. (“Chart”) by Baker Hughes Company, a Delaware corporation and the sole parent company of the Issuers (“Baker Hughes Company” or “Baker Hughes”), and Baker Hughes plans to use the net proceeds from this offering, as well as its cash on hand, borrowings under the Term Loan Credit Agreement (as defined herein) to fund the acquisition, to pay related transaction fees and expenses and to repay Chart’s outstanding indebtedness. See “Use of Proceeds.” The closing of this offering is not contingent on the consummation of the acquisition, which, if completed, will occur subsequent to the closing of this offering, and there can be no assurance that the acquisition will be consummated on the terms described herein or at all. However, if (i) the Chart Merger (as defined herein) is not consummated on or before the later of (x) July 28, 2026 and (y) the date that is five business days after the Outside Date (as defined in the Merger Agreement (as defined herein)) (the “Special Mandatory Redemption End Date”), (ii) prior to the Outside Date, the Merger Agreement is terminated or (iii) BHH LLC notifies the Trustee (as defined herein) under the Indenture (as defined herein) in writing that Baker Hughes will not pursue consummation of the Chart Merger, BHH LLC will be required to redeem all outstanding notes (the “Special Mandatory Redemption”), at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). The proceeds from this offering will not be deposited into an escrow account pending completion of the Chart Merger or any Special Mandatory Redemption, nor will BHH LLC be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes. See “Description of the Notes—Special Mandatory Redemption” and “Use of Proceeds.”

The 2029 notes will mature on March 11, 2029, the 2031 notes will mature on June 15, 2031, the 2033 notes will mature on June 15, 2033, the 2036 notes will mature on June 15, 2036 and the 2056 notes will mature on June 15, 2056. The Issuers will pay interest on the notes each March 11 and September 11, beginning on September 11, 2026, for the 2029 Notes, and each June 15 and December 15, beginning on June 15, 2026 for the 2031 Notes, the 2033 Notes, 2036 Notes and the 2056 Notes. The Issuers may redeem, at their option, all or part of the notes at any time at the specified redemption price for such series described under “Description of the Notes—Optional Redemption.” There is no sinking fund for the notes.

The notes will be the Issuers’ senior unsecured obligations and will rank equally in right of payment with all of other indebtedness that may from time to time be outstanding that is not specifically subordinated in right of payment to the notes. The obligations under the notes will be fully and unconditionally guaranteed by Baker Hughes on a senior unsecured basis and will rank equally and ratably with Baker Hughes’ existing and future senior indebtedness and senior to any of its existing and future subordinated indebtedness. The notes will be structurally subordinated to the indebtedness and all other obligations of BHH LLC’s subsidiaries other than the Co-Obligor. The guarantee provided by Baker Hughes will be structurally subordinated to the indebtedness and all other obligations of Baker Hughes’ subsidiaries other than the Issuers. For a more detailed description of the notes, see “Description of the Notes.”

Investing in the notes involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-11 of this prospectus supplement and in Baker Hughes’ filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement or the accompanying prospectus before deciding to invest in the notes.

	Price to Public(1)	Underwriting Discount	Proceeds Before Expenses to the Issuer
Per 2029 Note	99.958%	0.250%	99.708%
Total	$499,790,000	$1,250,000	$498,540,000
Per 2031 Note	99.815%	0.350%	99.465%
Total	$1,247,687,500	$4,375,000	$1,243,312,500
Per 2033 Note	99.805%	0.400%	99.405%
Total	$748,537,500	$3,000,000	$745,537,500
Per 2036 Note	99.643%	0.450%	99.193%
Total	$1,992,860,000	$9,000,000	$1,983,860,000
Per 2056 Note	99.898%	0.875%	99.023%
Total	$1,997,960,000	$17,500,000	$1,980,460,000

(1)	Plus accrued interest from March 11, 2026, if settlement occurs after that date.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking SA, on or about March 11, 2026 (which settlement cycle is herein referred to as T+4).

Joint Global Coordinators and Joint Book-Running Managers

Goldman Sachs & Co. LLC	Morgan Stanley

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan

Passive Book-Running Managers

BofA Securities	Barclays	HSBC

MUFG		UniCredit

Senior Co-Managers

BNP PARIBAS	SOCIETE GENERALE	Standard Chartered Bank

Co-Managers

IMI - Intesa Sanpaolo	RBC Capital Markets	BBVA

Academy Securities	Siebert Williams Shank	Standard Bank

Loop Capital Markets

The date of this prospectus supplement is March 5, 2026.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither the Issuers, Baker Hughes nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by the Issuers or on their behalf. Neither the Issuers, Baker Hughes nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by BHH LLC or on its behalf. The underwriters are not offering to sell, nor soliciting offers to buy, the notes in any jurisdiction where an offer or sale is not permitted.

You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by BHH LLC or on its

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behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that the Issuers incorporate by reference is accurate only as of the date of such document incorporated by reference. Baker Hughes’ business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

No action has been taken that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to the offering or the possession or distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated December 1, 2023, including the documents incorporated by reference therein, provides more general information. Generally, when referring to this prospectus, reference is to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by the Issuers or on their behalf and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by the Issuers or on their behalf, before you decide to invest in the notes.

Except where noted or where the context requires otherwise, all references in this prospectus supplement to “BHH LLC” are to Baker Hughes Holdings LLC and its subsidiaries. Except where noted or where the context requires otherwise, all references in this prospectus supplement to “Co-Obligor” are to Baker Hughes Co-Obligor, Inc. Except where noted or where the context requires otherwise, all references in this prospectus supplement to the “Issuers” are to BHH LLC and Co-Obligor and not to any of their respective subsidiaries. Except where noted or where the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our,” “Baker Hughes” and “Baker Hughes Company” are to Baker Hughes Company, parent of the Issuers, and its consolidated subsidiaries. Except where noted or where the context requires otherwise, all references in this prospectus supplement to “Chart” are to Chart Industries, Inc. and its consolidated subsidiaries.

The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Baker Hughes Company

We are an energy technology company with a broad and diversified portfolio of technologies and services that span the entire energy value chain. We conduct business in more than 120 countries and employ approximately 56,000 employees as of December 31, 2025.

For a description of our business, financial condition, results of operations and other important information regarding Baker Hughes, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079, and our telephone number is (713) 439-8600.

Baker Hughes Holdings LLC and Baker Hughes Co-Obligor, Inc.

BHH LLC and Co-Obligor are the Issuers of the notes offered hereby and are indirect, wholly owned subsidiaries of Baker Hughes Company, which is a parent guarantor of certain of the Issuers’ outstanding notes, including the notes offered hereby, but is not subject to all of the covenants that apply to the Issuers or certain of their subsidiaries under those notes.

The principal executive offices of each Issuer are located at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079, and the telephone number of each Issuer is (713) 439-8600.

Recent Developments

The Chart Merger

On July 28, 2025, we entered into an Agreement and Plan of Merger, as it may be amended from time to time (the “Merger Agreement”), to acquire all of the outstanding shares of Chart in a cash transaction that values Chart at approximately $13.6 billion, based on the merger consideration of $210 per share of Chart common stock. We refer to this transaction as the “Chart Merger.”

Under the terms of the Merger Agreement, at the effective time of the Chart Merger (the “Effective Time”), each share of Chart common stock issued and outstanding immediately prior to the Effective Time (with certain exceptions set forth in the Merger Agreement) will be converted into the right to receive $210.00 in cash, without interest.

The Chart Merger was approved by the holders of a majority of the outstanding shares of Chart common stock on October 6, 2025 and is expected to close in the second quarter of 2026. The Chart Merger is subject to the satisfaction or waiver of customary closing conditions, including the clearance of the Chart Merger under certain other antitrust and foreign investment regimes. There can be no assurance that the Chart Merger will be consummated on the timeline or terms described herein, or at all. See “Risk Factors—Risks Related to the Chart Merger.”

We and Chart each have termination rights under the Merger Agreement. A fee of $500.0 million may be payable by us to Chart, or a fee of $250.0 million may be payable by Chart to us, upon termination of the Merger Agreement under specified circumstances, each as more fully described in the Merger Agreement. The receipt of financing by us is not a condition to complete the Chart Merger.

We intend to use the net proceeds from this offering, as well as our cash on hand, borrowings under the Term Loan Credit Agreement (as defined below) to fund the Chart Merger, to pay related transaction fees and expenses and to repay Chart’s outstanding indebtedness.

Strategic Reasons for the Chart Merger

We believe the proposed Chart Merger provides compelling strategic and financial benefits for stockholders of both Baker Hughes and Chart, including but not limited to:

•

Advancing Our Strategic Vision to be an Energy & Industrial Technology Leader: Chart and Baker Hughes together bring a highly differentiated set of solutions to address complex energy challenges and support customers’ sustainability goals—positioning the combined company as a leader in a lower-carbon, more resource-efficient future.

•

Expanding Our Offerings in Attractive Growth Markets: Chart’s offering is well positioned to deepen our exposure to attractive high-growth markets, including data centers, space and New Energy. The acquisition also broadens our exposure to more durable industrial sectors including industrial gas, metals and mining, and food and beverage, significantly increasing our addressable market and through-cycle growth potential.

•

Complementary Product Capabilities: Each company has distinctive products and solutions that together improve customer value proposition. Our core competencies in rotating equipment, flow control and digital technology pair well with Chart’s competencies in heat transfer, air and gas handling, and process technologies.

•

Strengthens Our Lifecycle Revenue Mix: The combined company will have a large and structurally growing installed base creating opportunities to drive growth in high-value aftermarket products and services, as well as digital services using Chart’s Uptime digital platform. Our expansive service footprint is expected to increase service rates for Chart’s installed base driving more profitable, recurring revenue across the combined portfolio.

•

Delivers Substantial Synergies: We have identified $325 million of annualized cost synergy opportunities by the end of year three. We intend to drive productivity improvements by leveraging our scale in manufacturing and consolidating the companies’ supply chains, as well as optimizing costs across the selling, general & administrative and research & development functions. Our confidence in realizing these synergies is supported by the continued success of Baker Hughes’ business system, a key driver of Industrial & Energy Technology margin expansion over the past three years.

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Attractive Financial Profile and Returns for Shareholders: The transaction is expected to be accretive to growth, margins and cash flow. Chart’s differentiated position in attractive and growing markets is expected to deliver sustainable underlying growth that will be accretive to our through-cycle growth profile. The combination of strong growth, attractive margins and the synergy potential to expand operating margins meet all of our return criteria, including double-digit return on invested capital.

Additional Information on Chart

Chart is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™—clean power, clean water, clean food, and clean industrials, regardless of molecule. Chart’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications.

Financing Transactions Overview

Bridge Commitment Letter

In connection with entering into the Merger Agreement, we entered into a commitment letter (the “Bridge Commitment Letter”), dated as of July 28, 2025, with Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Morgan Stanley Senior Funding, Inc. (the “Commitment Parties”), pursuant to which the Commitment Parties have agreed, subject to the terms and conditions set forth therein, to provide us with certain committed financing in order to fund all or a portion of the consideration payable in the acquisition of Chart pursuant to the Merger Agreement and to pay related fees and expenses.

The Bridge Commitment Letter provides for a senior unsecured 364-day bridge loan credit facility in an aggregate principal amount of up to $12.3 billion (the “Bridge Facility”), which is intended to be available to us to finance, together with other sources of funds, the acquisition and related expenses in the event that we have not obtained other permanent financing prior to the closing of the Chart Merger. The Bridge Facility is subject to customary conditions precedent to funding, including the consummation of the acquisition materially in accordance with the terms of the Merger Agreement, the absence of a material adverse effect (as defined in the Merger Agreement), and other customary fundings conditions for facilities of this type.

The Bridge Commitment Letter also contemplates that we will seek to obtain permanent financing in the form of senior unsecured debt securities and one or more tranches of senior unsecured term loans prior to the closing of the Chart Merger, and that the commitments under the Bridge Facility will be reduced by the amount of any such permanent financing as well as the proceeds of certain asset sales. On November 12, 2025, the commitments under the Bridge Facility were voluntarily reduced by $1.3 billion to an aggregate principal amount of $11.0 billion.

The Bridge Commitment Letter contains customary representations, warranties, covenants, indemnification provisions, and conditions precedent to funding. We have agreed to pay certain fees and expenses in connection with the Bridge Facility, as set forth in the Bridge Commitment Letter and certain related fee letters.

Term Loan Credit Agreement

On August 15, 2025, BHH LLC, as borrower, and Baker Hughes Company, as parent guarantor, entered into a term loan credit agreement (the “Term Loan Credit Agreement”) with the lender parties thereto (the “Term Loan Lenders”) and Goldman Sachs Bank USA (the “Term Loan Administrative Agent”), as administrative agent, with aggregate lending commitments of $2.6 billion for a senior, unsecured delayed draw term loan facility in connection with Chart Merger. Baker Hughes Company fully guaranteed the obligations under the Term Loan Credit Agreement.

The availability of the term loan under the Term Loan Credit Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including the substantially concurrent consummation of the Chart Merger. The proceeds of the term loan shall be used by BHH LLC to finance, together with other sources of funds, the Chart Merger and to pay related fees and expenses in the event that Baker Hughes Company has not obtained other permanent financing prior to the closing of the Chart Merger.

Under the Term Loan Credit Agreement, the term loan commitments will be reduced by the full amount of any net cash proceeds that Baker Hughes Company or its subsidiaries receive from certain asset sales between the effective date of the Term Loan Credit Agreement and the term loan closing date, after giving effect to any applicable reinvestment period.

Loans under the Term Loan Credit Agreement will bear interest at a rate per annum equal to (i) Adjusted Term SOFR (being Term SOFR plus a credit spread adjustment of 10 bps), plus an applicable margin ranging from 62.5 bps to 112.5 bps based on the ratings of BHH LLC’s senior unsecured non-credit enhanced long-term debt, as determined by Standard & Poor’s or Moody’s (the “Ratings”), or (ii) the Alternate Base Rate (as defined in the Term Loan Credit Agreement), plus an applicable margin of 0 bps or 12.5 bps based on BHH LLC’s Ratings.

Unless previously terminated, commitments under the Term Loan Credit Agreement will terminate upon the earliest of (i) the closing of the Chart Merger without the funding of any term loans under the Term Loan Credit Agreement, (ii) the date on which the Merger Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Term Loan Administrative Agent has received written notice thereof from BHH LLC, and (iii) five business days after the Outside Date (as defined in the Merger Agreement). Borrowings under the Term Loan Credit Agreement will mature 2 years from the date of funding.

The Term Loan Credit Agreement also contains (i) certain representations and warranties, (ii) certain affirmative covenants, (iii) certain negative covenants and (iv) certain events of default, including among other things, cross-acceleration to certain indebtedness, and certain events of bankruptcy in each case, that BHH LLC and Baker Hughes Company consider customary. If such an event of default occurs, the Term Loan Lenders would be entitled to accelerate amounts due under the Term Loan Credit Agreement.

Divestitures and Joint Venture Formation

During 2025, we entered into an agreement to form a joint venture with a subsidiary of Cactus, Inc. We will contribute the Surface Pressure Control business, a business within the Subsea & Surface Pressure Systems product line of its OFSE segment, to the newly formed joint venture in exchange for a 35% non-controlling interest and cash consideration of approximately $345 million. We completed the sale of the business to the joint venture on January 1, 2026.

During 2025, we entered into an agreement with Crane Company, a diversified manufacturer of engineered industrial products, to sell its Precision Sensors & Instrumentation business, a business within the Industrial Solutions product line of its IET segment, for a total cash consideration of approximately $1.15 billion. We completed the sale on January 1, 2026.

The Offering

Issuers	Baker Hughes Holdings LLC, a Delaware limited liability company, and Baker Hughes Co-Obligor, Inc., a Delaware corporation.

Securities Offered	$500,000,000 aggregate principal amount of 4.050% Senior Notes due 2029 (the “2029 notes”).

$1,250,000,000 aggregate principal amount of 4.350% Senior Notes due 2031 (the “2031 notes”).

$750,000,000 aggregate principal amount of 4.650% Senior Notes due 2033 (the “2033 notes”).

$2,000,000,000 aggregate principal amount of 5.000% Senior Notes due 2036 (the “2036 notes”).

$2,000,000,000 aggregate principal amount of 5.850% Senior Notes due 2056 (the “2056 notes”).

Maturity Date	The 2029 notes will mature on March 11, 2029.

The 2031 notes will mature on June 15, 2031.

The 2033 notes will mature on June 15, 2033.

The 2036 notes will mature on June 15, 2036.

The 2056 notes will mature on June 15, 2056.

Interest Rate	The 2029 notes will bear interest at the rate of 4.050% per annum.

The 2031 notes will bear interest at the rate of 4.350% per annum.

The 2033 notes will bear interest at the rate of 4.650% per annum.

The 2036 notes will bear interest at the rate of 5.000% per annum.

The 2056 notes will bear interest at the rate of 5.850% per annum.

Interest Payment Dates

The Issuers will pay interest on the 2029 notes semi-annually in arrears on March 11 and September 11 of each year, beginning on September 11, 2026. Interest on the 2029 notes will accrue from March 11, 2026.

The Issuers will pay interest on the 2031 notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026. Interest on the 2031 notes will accrue from March 11, 2026.

The Issuers will pay interest on the 2033 notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026. Interest on the 2033 notes will accrue from March 11, 2026.

The Issuers will pay interest on the 2036 notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026. Interest on the 2036 notes will accrue from March 11, 2026.

The Issuers will pay interest on the 2056 notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2026. Interest on the 2056 notes will accrue from March 11, 2026.

Ranking	The notes:

•	are unsecured;

•	rank equally in right of payment with all of the applicable Issuer’s existing and future senior indebtedness;

•	are senior in right of payment to any future subordinated indebtedness of the applicable Issuer;

•	are effectively junior to the applicable Issuer’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to all existing and future indebtedness and all other obligations of the applicable Issuer’s subsidiaries.

The Guarantee (as defined herein) is Baker Hughes’ unsecured obligation and will:

•	rank equally in right of payment with Baker Hughes’ existing and future senior indebtedness;

•	are senior in right of payment to any future subordinated indebtedness of Baker Hughes;

•	are effectively junior to Baker Hughes’ future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to all existing and future indebtedness and all other obligations of Baker Hughes’ subsidiaries (other than the Issuers).

As of December 31, 2025, Baker Hughes had $5,808 million of total long-term unsecured indebtedness, none of which was indebtedness of Baker Hughes’ subsidiaries (other than the Issuers), excluding intercompany indebtedness.

Sinking Fund	None.

Guarantees	The notes will be fully and unconditionally guaranteed by Baker Hughes Company, the sole parent of the Issuers (the “Guarantee”). See “Description of the Notes—Guarantee.”

The notes will not be guaranteed by any of the Issuers’ subsidiaries.

Optional Redemption

At any time or from time to time prior to their respective Par Call Dates (as defined in “Description of the Notes—Optional Redemption”), the Issuers may redeem the 2029 notes, 2031 notes, 2033 notes, 2036 notes or 2056 notes at their option, in whole or in part, at the redemption price described under “Description of the Notes—Optional Redemption,” together with accrued and unpaid interest on the principal amount of the applicable series of notes being redeemed to, but not including, the redemption date.

At any time and from time to time on or after the applicable Par Call Date, the Issuers may redeem the 2029 notes, 2031 notes, 2033 notes, 2036 notes or 2056 notes at their option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Listing	The notes will not be listed on any securities exchange or automated quotation system.

Covenants	BHH LLC will issue the notes under an Indenture containing covenants for your benefit. These covenants restrict BHH LLC’s ability to take certain actions, including, but not limited to, the creation of certain liens securing debt, the entry into certain sale-leaseback transactions and engaging in certain merger, consolidation and asset sale transactions. The terms of the Indenture do not limit BHH LLC’s ability to incur additional indebtedness, senior, structurally senior or otherwise. Baker Hughes, as Parent Guarantor (as defined herein), is not subject to all of the covenants that apply to the Issuers or certain of their subsidiaries under the notes. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	BHH LLC estimates that it will receive net proceeds from this offering of approximately $6,442,650,000, after deducting the underwriting discounts and estimated offering expenses payable by BHH LLC.

Absent a Special Mandatory Redemption, we intend to use the net proceeds from this offering, as well as our cash on hand, and borrowings under the Term Loan Credit Agreement to fund part of the cash portion of the merger consideration for the Chart Merger, to pay related transaction fees and expenses and to repay Chart’s outstanding indebtedness. See “Use of Proceeds.” This offering is not conditioned upon the completion of the Chart Merger, which, if completed, will occur subsequent to the closing of this offering. However, if the Chart Merger is not consummated by the Special Mandatory Redemption End Date or Baker Hughes otherwise determines not to pursue the consummation of the Chart Merger, BHH LLC will be required to redeem all the outstanding notes. See “Description of the Notes—Special Mandatory Redemption.”

Special Mandatory Redemption	If (i) Chart Merger is not consummated on or before the later of (x) July 28, 2026 and (y) the date that is five business days after the Outside Date (as defined in the Merger Agreement), (ii) prior to the Outside Date, the Merger Agreement is terminated or (iii) BHH LLC notifies the Trustee under the Indenture that Baker Hughes will not pursue consummation of the Chart Merger (any such event, a “Special Mandatory Redemption Event”), then BHH LLC will be required to redeem all the notes (the “Special Mandatory Redemption”), at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of such notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”). Unless BHH LLC defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed. See “Description of the Notes—Special Mandatory Redemption.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Indenture is, and the notes and Guarantee will be, governed by the laws of the State of New York.

Additional Issuances	The Issuers may, at any time, without the consent of the holders of the notes, issue additional notes of each series having the same ranking, interest rate, maturity and other terms as the notes of such series. Any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

No Prior Market	Each series of notes offered hereby will be a new issue of securities for which there is currently no market. The Issuers have not applied for and do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have informed the Issuers that they intend to make a market in the notes, the underwriters are not obligated to do so, and they may discontinue market making activities at any time without notice. Accordingly, the Issuers cannot assure you that a liquid market for the notes will develop or be maintained.

Concurrent Offering

Substantially concurrently with this offering, we launched an offering of euro-denominated notes (the “Concurrent Offering”). There can be no assurance that the Concurrent Offering will be completed. Settlement of this offering is not conditioned upon settlement of the

Concurrent Offering or vice versa. Any concurrent euro notes offering will only be made pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering or vice versa.

Risk Factors	Investing in the notes involves risks. You should carefully read and consider the “Risk Factors” beginning on page S-11 of this prospectus supplement and in Baker Hughes’ other filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below, as well as those included in the section entitled “Risk Factors” included in the accompanying prospectus, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus when evaluating an investment in the notes.

Risks Relating to the Notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to service our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	raising additional capital.

However, we cannot assure you that we will be able to obtain alternative financing or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through Baker Hughes’ subsidiaries, and the Co-Obligor has only nominal assets and does not conduct any operations. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

The claims of holders of the notes will be structurally subordinated to claims of creditors of Baker Hughes’ subsidiaries other than the Co-Obligor.

Baker Hughes’ subsidiaries are separate and distinct legal entities and holders of the notes will not have any claim on our subsidiaries. Baker Hughes’ right to receive any assets of any of its subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors.

As of December 31, 2025, Baker Hughes had $5,808 million of total long-term unsecured indebtedness, none of which was indebtedness of its subsidiaries (other than the Issuers), excluding intercompany indebtedness. In addition, even if Baker Hughes is a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries would be senior to that held by Baker Hughes.

The Indenture does not contain provisions that would afford holders of the notes protection in the event of a transfer of assets to a subsidiary or incurrence of unsecured debt by that subsidiary.

The notes and Guarantee will be effectively subordinated to all of the Issuers’ and Parent Guarantor’s secured debt, respectively.

The notes will rank equally in right of payment with all of the Issuers’ other existing and future senior debt, and the Guarantee will rank equally in right of payment with all of the Parent Guarantor’s other existing and future senior debt. The notes will not be secured by any of the Issuers’ property or assets, and the Guarantee will not be secured by any of the Parent Guarantor’s property or assets. Thus, by owning the notes, holders of the notes will be the Issuers’ unsecured creditors and, with respect to the Guarantee, the Parent Guarantor’s unsecured creditors. The Indenture governing the notes described in this prospectus supplement will, subject to some limitations, permit us to incur secured indebtedness, and the notes will be effectively subordinated to any secured indebtedness the Issuers may incur to the extent of the value of the collateral securing such indebtedness. Likewise, the Indenture will, subject to certain limitations, permit the Parent Guarantor to incur secured indebtedness, and the notes will be effectively subordinated to any secured indebtedness the Parent Guarantor may incur to the extent of the value of the collateral securing such indebtedness. As of December 31, 2025, we had no outstanding secured indebtedness. However, we had obligations under finance leases of approximately $261 million as of December 31, 2025.

The negative covenants in the Indenture that governs the notes provide limited protection to holders of the notes.

The Indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain assets. Baker Hughes, as Parent Guarantor, is not subject to all of the covenants that apply to the Issuers or certain of their subsidiaries under the notes. See “Description of the Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness. In addition, the Indenture governing the notes does not limit our ability to take actions that could have the effect of diminishing our ability to make payments on the notes when due.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, pay dividends, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted by the terms of the notes from repurchasing equity securities or any subordinated indebtedness that we or they may incur in the future.

The terms of the notes will not protect you in the event of highly leveraged transactions or a change of control.

The terms of the notes will not afford you protection in the event of certain highly leveraged transactions or a change of control that may adversely affect you. As a result, we or our subsidiaries could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction were to occur, the value of your notes could decline.

Your ability to transfer the notes may be limited by the absence of a trading market for the notes.

There is no established trading market for the notes, and we have no plans to list the notes on a securities exchange. We have been advised by certain of the underwriters that they presently intend to make a market in the notes; however, no underwriter is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the underwriters cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs. Neither we, the Trustee nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings.

If the Chart Merger is not completed on or before the Special Mandatory Redemption End Date or we otherwise determine not to pursue the consummation of the Chart Merger, we will be required to redeem all the outstanding notes. If this occurs, you may realize a lower return on your investment than if the notes had been held through maturity.

If (i) the Chart Merger is not consummated on or before the later of (x) July 28, 2026 and (y) the date that is five business days after the Outside Date (as defined in the Merger Agreement), (ii) prior to the Outside Date, the Merger Agreement is terminated or (iii) we notify the Trustee under the Indenture that we will not pursue consummation of the Chart Merger, we will be required to redeem all outstanding notes, at a special mandatory redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. See “Description of the Notes—Special Mandatory Redemption.”

The proceeds from this offering will not be deposited into an escrow account pending completion of the Chart Merger or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes. If we are required to redeem the notes, the ability to pay the redemption price may be limited by our financial resources at the time. In addition, whether or not a Special Mandatory Redemption of the notes or any such other indebtedness or securities is ultimately triggered, the existence of these redemption provisions may adversely affect the trading prices of such notes until such time, if any, as the Chart Merger is consummated. Holders of the notes will have no right to opt out of the special mandatory redemption provision of such notes.

If we are able to redeem the notes pursuant to the special mandatory redemption provisions, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes being redeemed.

We will not be required to redeem the notes as long as the Chart Merger closes on or before the Special Mandatory Redemption End Date, even if between the closing of this offering and the closing of the Chart Merger, we experience any changes (including any material changes) in its business or financial condition.

Risks Related to the Chart Merger

We may not complete our pending acquisition of Chart within the time frame we anticipate or at all.

The completion of our pending acquisition of Chart expected to occur in the second quarter of 2026, is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among others, the receipt of certain regulatory approvals and the satisfaction of customary closing conditions. The failure to satisfy all of the required conditions could delay the completion of the pending acquisition for a significant period of time or prevent it from occurring at all, and may cause us to redeem the notes prior to their stated maturity. If the Chart Merger is not completed within the expected time frame, such delay may materially and adversely affect the synergies and other benefits that we expect to achieve as a result of the Chart Merger and could result in additional costs or liabilities, loss of revenue and other adverse effects on our business, financial condition and results of operations, and may impact our ability to repay the notes. Further, prior to the consummation of the Chart Merger, the parties to the Merger Agreement may agree to amendments or waivers of the terms thereof. The parties to the Merger Agreement will not be precluded from making certain changes to the terms of the Chart Merger or from waiving certain conditions to the Chart Merger. Accordingly, the Merger Agreement may be amended or waived in a manner that is adverse to the interests of the holders of the notes.

We may not be able to achieve all of our anticipated cost savings.

We expect the synergies resulting from the Chart Merger to lead to cost savings in future periods. Our savings expectations are based on certain estimates and assumptions, which could be materially incorrect. Although we intend to take actions to achieve those projected cost savings, we cannot guarantee that our actions will result in the magnitude of cost savings that we anticipate within our intended timeframe, if at all. We may not achieve the cost savings we anticipated, or other unexpected costs could offset any savings we achieve. Our inability to achieve even a portion of our anticipated cost savings would have a significant effect on our future performance. Our failure to achieve our anticipated annual cost savings could have a material adverse effect on our results of operations in future periods, our ability to achieve the anticipated benefits of the Chart Merger, our ability to execute our business strategy and our prospects.

Failure to complete the Chart Merger could negatively impact us and the value of, and markets for, the notes.

If the Chart Merger is not completed for any reason following completion of this offering, there may be various adverse consequences for us, which could negatively impact the value of and markets for the notes. If the Chart Merger is not completed, we may experience negative reactions from the financial markets and from our customers and employees. For example, our business may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Chart Merger, without realizing any of the anticipated benefits of completing the Chart Merger. Further, we have incurred, and will incur, substantial expenses in connection with the negotiation and completion of the Chart Merger, and those expenses must be paid even if the Chart Merger is not completed, and we do not realize the expected benefits of the Chart Merger.

This offering is expected to occur prior to, and is not conditioned upon, the consummation of the Chart Merger.

This offering is not conditioned upon completion of the pending acquisition of Chart, which, if completed, will occur subsequent to the closing of this offering. We can provide no assurances that the Chart Merger will occur or that we will realize the expected benefits of the Chart Merger even if the Chart Merger is completed.

FORWARD-LOOKING STATEMENTS

The Issuers have made in this prospectus supplement, in the accompanying prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “would,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target,” “goal” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Report, the Quarterly Reports and those set forth from time-to-time in other filings by Baker Hughes with the SEC. These documents are available through Baker Hughes’ website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov. Information that you may find on Baker Hughes’ website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by securities law.

USE OF PROCEEDS

We estimate that BHH LLC will receive net proceeds from this offering of approximately $6,442,650,000, after deducting the underwriting discounts and estimated offering expenses payable by us.

Absent a Special Mandatory Redemption, we intend to use the net proceeds of this offering, as well as our cash on hand, and borrowings under the Term Loan Credit Agreement to fund part of the cash portion of the merger consideration for the Chart Merger, to pay related transaction fees and expenses and to repay Chart’s outstanding indebtedness. Pending such uses, the net proceeds from this offering shall be invested in marketable securities. The proceeds from this offering will not be deposited into an escrow account pending completion of the Chart Merger or any Special Mandatory Redemption, nor will BHH LLC be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes.

Settlement of this offering is not conditioned upon completion of the pending acquisition of Chart, which, if completed, will occur subsequent to the closing of this offering. However, if the Chart Merger is not consummated by the Special Mandatory Redemption End Date or Baker Hughes otherwise determines not to pursue the consummation of the Chart Merger, BHH LLC will be required to redeem all the outstanding notes. See “Description of the Notes—Special Mandatory Redemption.” The Chart Merger is currently expected to close in the second quarter of 2026. The completion of the Chart Merger is subject to customary closing conditions. See “Summary—Recent Developments” for more details.

Settlement of this offering is not conditioned upon settlement of the Concurrent Offering or vice versa. There can be no assurance that such offering will be completed. The Concurrent Offering would only be made pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering or vice versa.

Certain of the underwriters and/or their respective affiliates are lenders, agents and/or arrangers under the Term Loan Credit Agreement and Bridge Commitment Letter and will receive compensation in connection therewith. See “Underwriting” for more details.

CAPITALIZATION

The following table sets forth Baker Hughes’ unaudited consolidated cash and cash equivalents and its capitalization as of December 31, 2025:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the completion of this offering and (ii) Baker Hughes’ application of the estimated proceeds from this offering in the manner described in “Use of Proceeds.”

You should read this table in conjunction with Baker Hughes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this prospectus supplement.

	As of December 31, 2025
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$3,715	$10,167

Short-term debt and current portion of long-term debt:
Short-term debt	689	689

Total short-term debt and current portion of long-term debt	689	689

Total long-term debt:
3.337% Senior Notes due December 2027	1,324	1,324
6.875% Notes due January 2029	255	255
3.138% Senior Notes due November 2029	524	524
4.486% Senior Notes due May 2030	498	498
5.125% Senior Notes due September 2040	1,269	1,269
4.080% Senior Notes due December 2047	1,338	1,338
% Senior Notes due 2029 offered hereby	—	500
% Senior Notes due 2031 offered hereby	—	1,250
% Senior Notes due 2033 offered hereby	—	750
% Senior Notes due 2036 offered hereby	—	2,000
% Senior Notes due 2056 offered hereby	—	2,000
Other long-term debt	190	190
Total long-term debt	5,398	11,898

Total debt	6,087	12,587

Total equity	19,010	19,010

Total capitalization	$25,097	$31,597

DESCRIPTION OF THE NOTES

As used in this description of the notes, (i) the term “BHH LLC” refers solely to Baker Hughes Holdings LLC and not to any of its subsidiaries or affiliates, (ii) the term “Co-Obligor” refers to Baker Hughes Co-Obligor, Inc., (iii) the term “Issuers” refers collectively to BHH LLC and Co-Obligor and (iv) the terms “Baker Hughes Company” and “Baker Hughes” refer to Baker Hughes Company and its consolidated subsidiaries, including the Issuers.

General

BHH LLC’s predecessor, Baker Hughes Incorporated, a Delaware corporation (“BHI”), entered into an indenture, dated as of October 28, 2008 (the “Original Indenture”), between BHI and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee”). In connection with the combination of BHI and the oil and gas business of General Electric Company (“GE”), BHI converted into a Delaware limited liability company and changed its name to Baker Hughes, a GE company, LLC and succeeded to the obligations of BHI under the indenture. In addition, on July 3, 2017, Baker Hughes, a GE company, LLC, Co-Obligor and the Trustee entered into the Second Supplemental Indenture pursuant to which Baker Hughes, a GE company, LLC and Baker Hughes Co-Obligor, Inc. agreed to be jointly and severally liable with respect to the obligations of the Issuers’ under the indenture. Baker Hughes, a GE company, LLC further changed its name to Baker Hughes Holdings LLC on April 15, 2020. BHH LLC entered into the Seventh Supplemental Indenture with Co-Obligor, Baker Hughes Company and the Trustee whereby Baker Hughes Company agreed to guarantee fully and unconditionally all existing indebtedness issued under the Original Indenture, as supplemented from time to time. The Original Indenture, as supplemented from time to time, is referred to as the “Base Indenture.”

The 4.050% Notes due 2029 (the “2029 notes”), the 4.350% Notes due 2031 (the “2031 notes”), the 4.650% Notes due 2033 (the “2033 notes”), the 5.000% Notes due 2036 (the “2036 notes”) and the 5.850% Notes due 2056 (the “2056 notes” and, together with the 2029 notes, the 2031 notes, the 2033 notes and the 2036 notes, the “notes”) offered hereby will be issued under the Base Indenture, as supplemented by a supplemental indenture to be dated March 11, 2026 establishing the terms of the notes (as so supplemented, together with the Base Indenture, the “Indenture”). The terms of the notes will be those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The following is a summary of the material provisions of the notes and the Indenture and is qualified in its entirety by the provisions of the Indenture and the notes, including definitions of terms used therein. Because this description is only a summary, you should refer to the Base Indenture and the supplemental indenture for a complete description of the Issuers’ obligations and your rights. A copy of the Indenture may be obtained from BHH LLC and is available for inspection during normal business hours at the office of the Trustee. The Base Indenture was also filed as an exhibit to BHI’s Current Report on Form 8-K dated October 29, 2008, which is on file with the SEC and can be reviewed on the SEC’s website by going to www.sec.gov. Certain terms used but not defined herein shall have the meanings given to them in the Indenture or the notes, as the case may be.

The 2029 notes will mature on March 11, 2029, the 2031 notes will mature on June 15, 2031, the 2033 notes will mature on June 15, 2033, the 2036 notes will mature on June 15, 2036 and the 2056 notes will mature on June 15, 2056. Each series of notes will constitute part of the senior debt of each of the Issuers. The Indenture and each series of notes do not limit the Issuers’ ability to incur other indebtedness or to issue other securities. Also, other than to the limited extent set forth below, the Issuers are not subject to financial or similar restrictions by the terms of the notes.

The notes will be issued under the Indenture. The Indenture provides for the issuance by BHH LLC from time to time of one or more series of debt securities with varying maturities and other terms. Each of the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes and the 2056 notes will constitute a separate series of notes under the Indenture. As of December 31, 2025, there were six series of debt securities outstanding under the Base

Indenture aggregating $5,706 million in principal amount. The Co-Obligor is jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to all payment obligations on the notes, including the due and punctual payment of principal (and premium, if any) and interest on the notes and all other obligations of BHH LLC under the Indenture.

The Issuers may, without the consent of the holders of the notes of any series, issue additional notes of that series having the same ranking and the same interest rate, maturity and other terms as the notes of such series, except for the issue date, public offering price and, in certain cases, interest accrual date. Any additional notes having such similar terms, together with the previously issued notes of the applicable series, will constitute a single series of notes under the Indenture. Any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The notes will be issued in fully registered form without coupons, in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000. The notes of each series will be initially issued only in book-entry form and represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (the “Depositary” or “DTC”), which will be the holder of all the notes represented by any global security. Those who own beneficial interests in a global security will do so through participants in the DTC’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of DTC and its participants. References to “holders” in this section mean those who own notes registered in their own names, on the books that Issuers or the Trustee maintains for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC. See “—Book-Entry System; Delivery and Settlement.”

Guarantee

BHH LLC and Co-Obligor are subsidiaries of Baker Hughes. Baker Hughes will irrevocably and fully and unconditionally guarantee (the “Guarantee,” and Baker Hughes in such capacity, the “Parent Guarantor”), on an unsecured senior basis, the punctual payment when due, whether at maturity, by acceleration or otherwise, of all monetary obligations of the Issuers under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being herein called the “Guaranteed Obligations”).

The Guarantee shall be a continuing guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Guaranteed Obligations of the Parent Guarantor then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the noteholders and their permitted successors, transferees and assigns.

The Parent Guarantor will automatically and unconditionally be released from all obligations under its Guarantee, and its Guarantee will thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of such Parent Guarantor with BHH LLC, (ii) upon legal or covenant defeasance of the Issuers’ obligations under, or satisfaction and discharge of, the Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding and all other applicable Guaranteed Obligations of the Parent Guarantor then due and owing.

Upon any such occurrence specified in the preceding paragraph, the Trustee shall execute upon request by the Issuers, any documents reasonably required in order to evidence such release, discharge and termination in respect of the Guarantee. Neither the Issuers nor the Parent Guarantor shall be required to make a notation on the notes to reflect the Guarantee or any such release, termination or discharge.

Ranking of Notes and Guarantee

The notes will rank equally in right of payment with all other unsubordinated indebtedness of each of the Issuers. The notes will not be secured by any of the Issuers’ properties or assets. BHH LLC’s subsidiaries are separate and distinct legal entities and holders of the notes will not have any claim on BHH LLC’s subsidiaries. BHH LLC’s right to receive any assets of any of its subsidiaries upon the insolvency, liquidation or reorganization of any of its subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. The Co-Obligor conducts no business and has no operations other than as necessary to serve as co-obligor in respect of debt securities of BHH LLC.

The Guarantee (as described above) on the notes is the unsecured obligation of the Parent Guarantor. The Guarantee will rank equal in right of payment to all of the Parent Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its Guarantee, rank senior in right of payment to any future Subordinated Indebtedness of the Parent Guarantor, rank effectively subordinated in right of payment to any of the Parent Guarantor’s future indebtedness that is secured by Liens on its assets to the extent of the value of the assets securing such indebtedness, and rank structurally subordinated in right of payment to all Indebtedness of the Parent Guarantor’s Subsidiaries (other than the Issuers).

As of December 31, 2025, Baker Hughes had $5,808 million of total long-term unsecured indebtedness, none of which was indebtedness of Baker Hughes’ subsidiaries, excluding intercompany indebtedness. In addition, even if Baker Hughes is a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries would be senior to that held by Baker Hughes.

Interest

The 2029 notes will bear interest at the rate of 4.050% per annum from March 11, 2026, or from the most recent interest payment date to which interest has been paid or provided for. The 2031 notes will bear interest at the rate of 4.350% per annum from March 11, 2026, or from the most recent interest payment date to which interest has been paid or provided for. The 2033 notes will bear interest at the rate of 4.650% per annum from March 11, 2026, or from the most recent interest payment date to which interest has been paid or provided for. The 2036 notes will bear interest at the rate of 5.000% per annum from March 11, 2026, or from the most recent interest payment date to which interest has been paid or provided for. The 2056 notes will bear interest at the rate of 5.850% per annum from March 11, 2026, or from the most recent interest payment date to which interest has been paid or provided for.

Interest on the notes will be payable semiannually in arrears on March 11 and September 11, commencing September 11, 2026, for the 2029 notes, and on June 15 and December 15, commencing June 15, 2026, for the 2031 notes, 2033 notes, 2036 notes and 2056 notes, to the person in whose name such note is registered at the close of business on the immediately preceding and whether or not a business day (the “Regular Record Date”).

Interest payable at the maturity of each series of notes will be payable to the Person in whose name the note is registered at the close of business on the Regular Record Date for such interest. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next day that is a business day with the same force and effect as if made on such interest payment date, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest, premium, if any, and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

Sinking Fund

There is no provision for a sinking fund for the notes.

Payments on the Notes; Paying Agent

So long as the notes are in global form, principal of and premium, if any, and interest on the notes will be payable through DTC in accordance with the applicable policies of DTC as in effect from time to time.

Under those policies, BHH LLC will pay directly to DTC, or its nominee, and not to any indirect owner who owns beneficial interests in the global security. An indirect owner’s right to receive those payments will be governed by the rules and practices of DTC and its participants. Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their notes.

If any certificated notes are issued in the future, payment on such notes may be made, and the transfer of such notes will be registrable, at the corporate trust office of The Bank of New York Mellon Trust Company, N.A. in New York City; provided, however, that payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the notes register and all other payments will be made by check against surrender of notes. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

BHH LLC may add, replace or terminate paying agents from time to time. BHH LLC may also choose to act as its own paying agent. BHH LLC must notify the Trustee of changes in the paying agents. Regardless of who acts as paying agent, all money paid by BHH LLC to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to BHH LLC. After that two-year period, the holder may look only to BHH LLC for payment and not to the Trustee, any other paying agent or anyone else.

Optional Redemption

BHH LLC may redeem the notes at its option, in whole or in part, at any time and from time to time. Prior to the applicable Par Call Date the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) for the notes will be equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus the applicable Redemption Spread (as defined below) less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, BHH LLC may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means, with respect to the 2029 notes, February 11, 2029 (one month prior to the maturity date of the 2029 notes); with respect to the 2031 notes, May 15, 2031 (one month prior to the maturity date of the

2031 notes); with respect to the 2033 notes, April 15, 2033 (two months prior to the maturity date of the 2033 notes); with respect to the 2036 notes, March 15, 2036 (three months prior to the maturity date of the 2036 notes); and with respect to the 2056 notes, December 15, 2055 (six months prior to the maturity date of the 2056 notes).

“Redemption Spread” means, with respect to the 2029 notes, 10 basis points; with respect to the 2031 notes, 10 basis points; with respect to the 2033 notes, 15 basis points; with respect to the 2036 notes, 15 basis points; and with respect to the 2056 notes, 20 basis points.

“Treasury Rate” means, with respect to any redemption date, the yield determined by BHH LLC in accordance with the following two paragraphs.

The Treasury Rate shall be determined by BHH LLC after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, BHH LLC shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, BHH LLC shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, BHH LLC shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, BHH LLC shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

BHH LLC’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless BHH LLC defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable series of notes or portions thereof called for redemption.

BHH LLC is not prohibited from acquiring any series of the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise. Notes that BHH LLC purchases may not be resold.

Notice of any redemption of any series of the notes may, at BHH LLC’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in BHH LLC or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

BHH LLC shall notify holders of any such rescission as soon as practicable after BHH LLC determines that such conditions precedent will not be able to be satisfied or BHH LLC is not able or willing to waive such conditions precedent, in each case subject to applicable procedures of DTC. Once notice of redemption is delivered, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above.

Certain Covenants

Except for the limitations on secured debt and Sale and Leaseback Transactions described below, the Indenture and notes do not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving BHH LLC.

Restriction on Liens. So long as any of the notes remain outstanding, BHH LLC will not, and will not permit any Restricted Subsidiary (as defined below in “—Definitions of Certain Terms”) to issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (as used within “—Certain Covenants,” “debt”) if that debt is secured by a mortgage on any Principal Property (as defined below), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), without in any such case effectively providing that the notes shall be secured equally and ratably with or prior to such debt until such time as such debt is no longer so secured by such mortgage. This restriction, however, shall not apply to:

•	mortgages on property of any corporation or other Person existing at the time such corporation or other Person becomes a Restricted Subsidiary;

•

mortgages on property of a corporation or other Person existing at the time that corporation or other Person is merged into or consolidated with BHH LLC or a Restricted Subsidiary or at the time of a sale, transfer, conveyance or the disposition of all or substantially all of the properties or assets of that corporation or other Person to BHH LLC or a Restricted Subsidiary;

•

mortgages on any property BHH LLC or any Restricted Subsidiary acquires, constructs, develops, expands or improves that secure debt issued, assumed or guaranteed (or issued, assumed or guaranteed pursuant to a commitment entered into) prior to, at the time of or within 12 months after the acquisition or completion of construction, development, expansion or improvement of the property (or, in the case of property constructed, developed, expanded or improved, if later, the commencement of commercial operation of the property) for the purpose of financing all or any part of the purchase price of the property or the cost of the construction or improvement (together with, in the case of construction, development, expansion or improvement, mortgages on property previously owned by BHH LLC or any Restricted Subsidiary to the extent constituting unimproved real property on which the property being constructed, developed or expanded or the improvement is located);

•	mortgages securing debt owing by BHH LLC or any Restricted Subsidiary to BHH LLC or another Restricted Subsidiary;

•

mortgages on property of BHH LLC or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure any debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the property subject to such mortgages or to secure partial, progress, advance or other payments pursuant to the provisions of any contracts, statute, law, rule or regulation;

•	mortgages incurred in connection with pollution control, industrial revenue or similar financings;

•

mortgages incurred or deposits made (including mortgages and deposits securing letters of credit or similar financial assurance) to secure the performance of or in connection with bids, tenders, statutory, governmental or private contractual or other obligations, surety, performance, completion, appeal or similar bonds, leases, return-of-money bonds and other obligations similar to any of the foregoing, in each case in the ordinary course of business;

•

mortgages arising by operation of law, including but not limited to mortgages for taxes, assessments or similar charges that are not yet due or the validity of which is being contested in good faith by appropriate proceedings;

•	mortgages existing at the date of the original issuance of the notes;

•	mortgages on inventory to secure current liabilities of debt; and

•

any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above if the amount of debt secured by the extended, renewed or replacement mortgage does not exceed the amount of the debt refinanced (plus accrued interest and premiums with respect thereto) plus transaction expenses related thereto and such mortgage is limited to the property secured by the original mortgage plus improvements thereon.

There is an additional exception as described below under “10% Basket Amount.”

Restriction on Sale and Leaseback Transactions. So long as any of the notes remain outstanding, BHH LLC will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction (as defined below) of any Principal Property unless (a) BHH LLC or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by a mortgage upon the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) for that transaction without equally and ratably securing the notes,

(b) an amount in cash equal to the Attributable Debt for that transaction is applied prior to, at the time of or within 12 months after that transaction to the retirement of notes or other debt of BHH LLC or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after its creation and, which in the case of such debt of BHH LLC, is not subordinate in right of payment to the notes or (c) prior to, at the time of or within 12 months after such transaction, BHH LLC or a Restricted Subsidiary uses an amount equal to the Attributable Debt for the purchase of any asset or any interest in an asset which would qualify, after purchase, as a Principal Property.

This covenant does not apply to any Sales and Leaseback Transaction (i) entered into in connection with an industrial revenue, pollution control or similar financing or any Sale and Leaseback Transaction or (ii) in which the only parties involved are BHH LLC and any Subsidiary or Subsidiaries. When calculating the amount of Attributable Debt, BHH LLC will exclude any Attributable Debt for these Sale and Leaseback Transactions.

There is an additional exception as described below under “10% Basket Amount.”

10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the Indenture allows additional debt secured by mortgages and additional Sale and Leaseback Transactions otherwise prohibited by (and not permitted under the exceptions to) the covenants described above under such sections as long as the total of such debt secured by mortgages plus the Attributable Debt in respect of such Sale and Leaseback Transactions does not exceed 10% of Consolidated Net Worth (as defined below).

Definitions of Certain Terms. For purposes of the foregoing covenants, the following definitions are applicable:

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the total obligation, discounted to present value at the annual rate equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of a lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease with respect to such Sale and Leaseback Transaction.

“Consolidated Net Worth” means the amount of total equity shown in BHH LLC’s most recent quarterly statement of financial position.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of BHH LLC or of any Restricted Subsidiary, whether now owned or hereafter acquired, unless, in the opinion of BHH LLC’s members, such plant or facility or other asset is not of material importance to the total business conducted by BHH LLC and its Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means:

•	any Subsidiary of BHH LLC that owns, indirectly through ownership of another Subsidiary of BHH LLC, a Principal Property located in the United States or Canada; or

•	the Co-Obligor and any other Subsidiary of BHH LLC that BHH LLC designates as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person under which BHH LLC or any Restricted Subsidiary leases for a term of more than three years any Principal Property that BHH LLC or any Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes leases of any Principal Property BHH LLC or any Restricted Subsidiary acquires or places in service within 180 days prior to the arrangement.

“Subsidiary” means any Person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by BHH LLC or one or more other Subsidiaries. For this purpose “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Mergers, Consolidations and Sale of Assets. So long as the notes remain outstanding, BHH LLC will not consolidate with or merge into any other corporation or other entity or sell, convey, transfer or lease all or substantially all of its properties and assets to another corporation or other entity, unless:

•

either: (a) BHH LLC is the surviving entity; or (b) the entity formed by or surviving any such consolidation or merger or to which such sale, transfer, conveyance or lease has been made is a corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia;

•

the entity formed by or surviving any such consolidation or merger (if other than BHH LLC) or the entity to which such sale, transfer, conveyance or lease has been made expressly assumes all of the obligations of BHH LLC under the Indenture and the notes governed thereby pursuant to agreements reasonably satisfactory to the Trustee;

•	BHH LLC or the successor will not immediately be in default under the Indenture; and

•

BHH LLC delivers an officers’ certificate and opinion of counsel to the Trustee stating that such consolidation, merger, sale, conveyance, transfer or lease complies with the Indenture and that all conditions precedent set forth in the Indenture have been complied with.

If the conditions described above are satisfied with respect to the notes, BHH LLC will not need to obtain the approval of the holders of the notes in order to merge or consolidate or to sell BHH LLC’s assets. Also, these conditions will apply only if BHH LLC wishes to merge or consolidate with another entity or sell all or substantially all of its assets to another entity. BHH LLC will not need to satisfy these conditions if BHH LLC or its subsidiaries enter into other types of transactions, including any transaction in which BHH LLC or its subsidiaries acquire the stock or assets of another entity, any transaction that involves a change of control of BHH LLC but in which BHH LLC does not merge or consolidate and any transaction in which BHH LLC sells less than substantially all its assets. If the conditions described above are satisfied with respect to the notes, each of BHH LLC and Co-Obligor will be released from all its liabilities and obligations under the notes and the Indenture with respect to the notes, except in the case of a lease.

SEC Reports; Financial Information. So long as any notes remain outstanding, Baker Hughes will file or cause to have filed with the Trustee copies, within 15 days after Baker Hughes has filed or caused to have filed the same with the SEC, of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Baker Hughes may be required to file or cause to have filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. BHH LLC will also comply with Section 314(a) of the Trust Indenture Act. Any document or report that Baker Hughes has filed or caused to have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision.

Baker Hughes, as Parent Guarantor, is not subject to all of the covenants discussed in this section.

Modifications and Waivers

There are three types of changes BHH LLC and Baker Hughes can make to the Indenture and the notes.

First, there are changes that cannot be made without the approval of each holder of a note affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on any note;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for any note;

•	changing the currency of any payment on any note;

•	changing the place of payment on any note;

•	impairing a holder’s right to sue for payment of any amount due on its note;

•

reducing the percentage in principal amount of the notes, taken separately or together with any other affected debt securities, as applicable, the approval of the holders of which is needed to change the Indenture or the notes, to waive BHH LLC’s compliance with the Indenture or to waive defaults; and

•

changing the provisions of the Indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected note.

The second type of changes does not require any approval by holders of the notes and are limited to clarifications and changes, including:

•	changes that would not adversely affect the notes in any material respect;

•	to evidence the succession of another person to BHH LLC and the assumption by such successor of the covenants of BHH LLC in the Indenture and the notes;

•	to add to the covenants of the Issuers or any other obligor for the benefit of holders of the notes or surrender any right or power under the Indenture conferred upon the Issuers;

•	to add any additional events of default for the benefit of the holders of the notes;

•	changes that affect only debt securities to be issued after the changes take effect;

•	to secure the notes;

•	to add a guarantee to the notes;

•

to evidence and provide for the acceptance of appointment by a successor Trustee or to add or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by multiple Trustees or the removal of one or more of the Trustees;

•

to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause shall not adversely affect the interests of holders of notes in any material respect;

•

to conform the text of the Indenture or the terms of the notes to this “Description of the Notes” to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes;

•	changes to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

•	changes to provide for the issuance of additional notes in accordance with the Indenture;

•	changes or waivers that do not adversely affect the notes, even if they affect other debt securities. In those cases, BHH LLC does not need to obtain the approval of the holders of any notes; BHH LLC need only obtain any required approvals from the holders of a majority of the affected series of debt securities; and

•	changes necessary to implement a Benchmark Replacement, as described herein.

Third, approval from the holders of a majority in principal amount of each series of notes and each other series of debt securities issued under the Indenture affected thereby (considered together as one class for this purpose) would be required for BHH LLC for the purpose of adding any provisions to (unless specifically included in the second type of changes described above) or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of such series of notes under the Indenture, subject, in each case to the approval requirements of changes of the first type described above. BHH LLC’s covenants include the agreements BHH LLC makes about merging or selling substantially all of its assets, which are described above under “—Certain Covenants—Mergers, Consolidations and Sale of Assets.” If the holders approve a waiver of a covenant, BHH LLC will not have to comply with such covenant.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if BHH LLC seeks to change the Indenture or the notes or request a waiver.

Only holders of outstanding notes will be eligible to take any action under the Indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the Trustee an instruction with respect to the applicable series of notes. Also, BHH LLC will count only outstanding notes of each series of notes in determining whether the various percentage requirements for taking action have been met. Any notes owned by BHH LLC or any of its affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

BHH LLC will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the Indenture. In certain limited circumstances, only the Trustee will be entitled to set a record date for action by holders. If BHH LLC or the Trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that BHH LLC specifies for this purpose, or that the Trustee specifies if it sets the record date. BHH LLC or the Trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any notes represented by global securities may be set in accordance with procedures established by the Depositary from time to time. Accordingly, record dates for notes represented by global securities may differ from those for other notes.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the applicable series of notes occurs and is continuing, as described in this subsection.

Events of Default

An event of default means any of the following with respect to each series of notes:

•	the Issuers do not pay the principal or any premium on the notes of the applicable series of such series of notes;

•	the Issuers do not pay interest on the notes of the applicable series within 30 days after the due date of such series of notes;

•

BHH LLC remains in breach of its covenants regarding secured debt, Sale and Leaseback Transactions, mergers, consolidations or sales of substantially all of its assets or any other covenant it makes in the Indenture for the benefit of the holders of the notes (other than a covenant that has been included in the

Indenture solely for the benefit of another debt securities that does not constitute a part of the applicable series of notes), for 90 days after BHH LLC receives a notice of default stating that BHH LLC is in breach and requiring BHH LLC to remedy the breach. The notice must be sent by the Trustee or the holders of at least 25% in principal amount of the notes of the applicable series; or

•	BHH LLC files for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to BHH LLC occur.

Remedies if an Event of Default Occurs

If an event of default has occurred with respect to any series of notes and has not been cured or waived, the Trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the entire principal amount of such series of notes to be due immediately. If the event of default occurs because of events of bankruptcy, insolvency or reorganization relating to BHH LLC, the entire principal amount of the notes of such series will be automatically accelerated, without any action by the Trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the applicable series of notes. If the stated maturity of a series of notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of such series of notes may cancel the acceleration.

The Indenture governing the notes does not contain a so-called “cross-acceleration” event of default with respect to the Issuers’ other debt, and the absence of such an event of default in the Indenture could disadvantage holders of the outstanding notes by preventing the Trustee from pursuing remedies under the Indenture at a time when the Issuers’ other creditors may be exercising remedies under such other debt.

If an event of default occurs, the Trustee will have special duties. In that situation, the Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This is called an indemnity. If the Trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of an outstanding series of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to such series of notes. These majority holders of a series of notes may also direct the Trustee in performing any other action under the Indenture with respect to such series of notes.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to a series of notes, all of the following must occur:

•	the holder of your note must give the Trustee written notice that an event of default has occurred with respect to such series of notes, and the event of default must not have been cured or waived;

•

the holders of not less than 25% in outstanding principal amount of such series of notes must make a written request that the Trustee take action because of the default, and they or other holders must offer to the Trustee indemnity and security reasonably satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in outstanding principal amount of such series of notes must not have given the Trustee directions that are inconsistent with the written request of the holders of not less than 25% in outstanding principal amount of such series of notes.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your note on or after its stated maturity (or on or after its redemption date). You may not enforce the Indenture or the notes of a series except as provided in the Indenture and under the TIA.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of a series of notes may waive a default for all notes of such series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your note, however, without the approval of the particular holder of that note.

Annual Information about Defaults to the Trustee

BHH LLC will furnish to the Trustee every year a written statement of two of its officers certifying that to their knowledge BHH LLC is in compliance with the Indenture and the notes, or else specifying any default under the Indenture.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When BHH LLC uses the term defeasance, BHH LLC means discharge from some or all of its obligations under the Indenture. If BHH LLC deposits with the Trustee funds or government securities, sufficient to make payments on a series of notes on the dates those payments are due and payable and other specified conditions are satisfied, then, at BHH LLC’s option, either of the following will occur:

•	BHH LLC will be discharged from its obligations with respect to such series of notes (“legal defeasance”); or

•

BHH LLC will be discharged from any covenants BHH LLC makes in the Indenture for the benefit of such series of notes and the related events of default will no longer apply to BHH LLC (“covenant defeasance”).

If BHH LLC defeases any of the notes, the holders of such notes will not be entitled to the benefits of the Indenture, except for BHH LLC’s obligations to register the transfer or exchange of such notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, BHH LLC’s obligation to pay principal, premium and interest on the applicable series of notes will also survive. In the case of either legal defeasance or covenant defeasance, the Co-Obligor will be released to the same extent as BHH LLC.

BHH LLC will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of notes to recognize gain or loss for federal income tax purposes. If BHH LLC elects legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, BHH LLC may satisfy and discharge all BHH LLC obligations under the Indenture with respect to a series of notes, other than BHH LLC’s obligation to register the transfer of and exchange the notes, provided that BHH LLC either:

•	delivers all outstanding notes of such series to the Trustee for cancellation; or

•

all notes of such series not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, BHH LLC has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of the notes of such series, including interest to the stated maturity or applicable redemption date.

Notices

Notices to be given to holders of a global security will be given only to the Depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of any notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the Trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is acting as trustee under the Indenture. At all times, the Trustee must comply with all applicable requirements under the TIA.

Governing Law

The Indenture, the notes and Guarantee will be governed by New York law.

Book-Entry System; Delivery and Settlement

The notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of the Depositary and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking SA (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”). Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary advises BHH LLC as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters for this offering), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry transfers between their accounts. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Issuers that it is unwilling or unable to continue as a clearing system in connection with the Global Notes, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Issuers within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Issuers will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments (including principal and interest) on the notes and effect transfer of the notes at the offices of the Issuers’ paying agent and transfer agent.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

The information in this section concerning DTC, Clearstream and Euroclear and the respective operations and procedures thereof has been obtained from sources that BHH LLC believes to be reliable (including DTC), but BHH LLC takes no responsibility for its accuracy.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European, international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream Customers or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Special Mandatory Redemption

If (i) Chart Merger is not consummated on or before the later of (x) July 28, 2026 and (y) the date that is five business days after the Outside Date (as defined in the Merger Agreement), (ii) prior to the Outside Date, the Merger Agreement is terminated or (iii) BHH LLC notifies the Trustee under the Indenture that Baker Hughes will not pursue consummation of the Chart Merger (any such event, a “Special Mandatory Redemption Event”), then BHH LLC will be required to redeem all the notes (the “Special Mandatory Redemption”), at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of such notes of record on the relevant record date to receive interest due on an interest payment date falling prior to the Special Mandatory Redemption Date) (the “Special Mandatory Redemption Price”). Unless BHH LLC defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed. The Trustee will have no obligation to monitor, or otherwise inquire into, the status of the Chart Merger.

In the event that BHH LLC becomes obligated to redeem the notes pursuant to the Special Mandatory Redemption, BHH LLC will promptly, and in any event not more than 10 business days after the Special Mandatory Redemption Event, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which the notes will be redeemed (the “Special Mandatory Redemption Date”), which date shall be no later than the tenth business day following the date of such notice to the Trustee unless some longer minimum period may be required by DTC (or any successor depositary), together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of the notes, which notice shall be provided to the Trustee with sufficient time to allow the Trustee to deliver such notice to holders at least 10 days prior to the Special Mandatory Redemption Date (which is understood to mean at least three business days prior to the date on which the notice must be sent). The Trustee will then reasonably promptly mail or electronically deliver (or otherwise transmit in accordance with the depositary’s procedures) such notice of Special Mandatory Redemption to each registered holder of the notes.

On or before the Special Mandatory Redemption Date, BHH LLC will pay to a paying agent for payment to each holder of the notes the applicable Special Mandatory Redemption Price for such holder’s notes.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an event of default with respect to the notes.

The proceeds from this offering will not be deposited into an escrow account pending completion of the Chart Merger or any Special Mandatory Redemption, nor will BHH LLC be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes.

Upon the consummation of the Chart Merger, the foregoing provisions regarding Special Mandatory Redemption will cease to apply. For the purposes of the foregoing, the Chart Merger will be deemed consummated if “Closing” under the Merger Agreement occurs, including after giving effect to any amendments or modifications to the Merger Agreement or waivers thereunder acceptable to BHH LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations that may be relevant to a holder of notes. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the, “Code”), applicable U.S. Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of notes that will hold notes as capital assets for U.S. federal income tax purposes and acquired notes upon original issuance at their issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market their securities for U.S. federal income tax purposes, persons that will hold notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local or non-U.S. tax laws, the alternative minimum tax or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the notes. A “Non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.

Tax Consequences to U.S. Holders

Payments of Interest

Payments of stated interest will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will not be issued with original issue discount (“OID”) in an amount equal to or in excess of a de minimis amount for U.S. federal income tax purposes. In general, however, if the notes are issued with OID that is equal to or more than a de minimis amount, regardless of a U.S. holder’s regular method of accounting for U.S. federal income tax purposes, the U.S. holder will be required to include OID as ordinary gross income under a “constant yield method” before the receipt of cash attributable to such income.

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s tax basis in such notes. A U.S. holder’s tax basis in a note will generally equal the cost of the notes to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the notes for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—FATCA” and “—Information Reporting and Backup Withholding,” payments of interest on the notes to a Non-U.S. holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the Non-U.S. holder properly certifies as to its foreign status by providing a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent; (ii) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.

Sale, Exchange and Retirement of Notes

Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of notes (however, to the extent any portion of the amount realized by a non-U.S. holder on a sale, exchange or retirement is attributable to accrued but unpaid interest, such portion will be treated as described above in “—Tax Consequences to Non-U.S. Holders—Payments of Interest”).

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of notes will generally be subject to 30% U.S. withholding tax on interest payments on the notes if the holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such tax. Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of dispositions of notes effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as global coordinators, have severally, and not jointly, agreed to purchase, and the Issuers have agreed to sell to them, the aggregate principal amount of notes indicated below:

Name	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes	Principal Amount of 2036 Notes	Principal Amount of 2036 Notes	Principal Amount of 2056 Notes
Goldman Sachs & Co. LLC	$166,650,000	$416,625,000	$249,975,000	$666,600,000	$666,600,000
Morgan Stanley & Co. LLC	166,650,000	416,625,000	249,975,000	666,600,000	666,600,000
Citigroup Global Markets Inc.	26,500,000	66,250,000	39,750,000	106,000,000	106,000,000
Deutsche Bank Securities Inc.	26,500,000	66,250,000	39,750,000	106,000,000	106,000,000
J.P. Morgan Securities LLC	26,500,000	66,250,000	39,750,000	106,000,000	106,000,000
BofA Securities, Inc.	9,050,000	22,625,000	13,575,000	36,200,000	36,200,000
Barclays Capital Inc.	9,050,000	22,625,000	13,575,000	36,200,000	36,200,000
HSBC Securities (USA) Inc.	9,050,000	22,625,000	13,575,000	36,200,000	36,200,000
MUFG Securities Americas Inc.	9,050,000	22,625,000	13,575,000	36,200,000	36,200,000
UniCredit Capital Markets LLC	9,050,000	22,625,000	13,575,000	36,200,000	36,200,000
BNP Paribas Securities Corp.	6,700,000	16,750,000	10,050,000	26,800,000	26,800,000
SG Americas Securities, LLC	6,700,000	16,750,000	10,050,000	26,800,000	26,800,000
Standard Chartered Bank	6,700,000	16,750,000	10,050,000	26,800,000	26,800,000
Intesa Sanpaolo IMI Securities Corp.	4,050,000	10,125,000	6,075,000	16,200,000	16,200,000
RBC Capital Markets, LLC	4,050,000	10,125,000	6,075,000	16,200,000	16,200,000
BBVA Securities Inc.	2,750,000	6,875,000	4,125,000	11,000,000	11,000,000
Academy Securities, Inc.	2,750,000	6,875,000	4,125,000	11,000,000	11,000,000
Siebert Williams Shank & Co., LLC	2,750,000	6,875,000	4,125,000	11,000,000	11,000,000
The Standard Bank of South Africa Limited	2,750,000	6,875,000	4,125,000	11,000,000	11,000,000
Loop Capital Markets LLC	2,750,000	6,875,000	4,125,000	11,000,000	11,000,000

Total:	$500,000,000	$1,250,000,000	$750,000,000	$2,000,000,000	$2,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

The Issuers and the underwriters have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Issuers or the underwriters may be required to make in respect of those liabilities.

The following table shows the per note and total public offering price, underwriting discounts, and proceeds before expenses to BHH LLC.

	Price to Public	Underwriting Discount	Proceeds Before Expenses to the Issuer
Per 2029 Note	99.958%	0.250%	99.708%
Total	$499,790,000	$1,250,000	$498,540,000
Per 2031 Note	99.815%	0.350%	99.465%
Total	$1,247,687,500	$4,375,000	$1,243,312,500
Per 2033 Note	99.805%	0.400%	99.405%
Total	$748,537,500	$3,000,000	$745,537,500
Per 2036 Note	99.643%	0.450%	99.193%
Total	$1,992,860,000	$9,000,000	$1,983,860,000
Per 2056 Note	99.898%	0.875%	99.023%
Total	$1,997,960,000	$17,500,000	$1,980,460,000

Discounts

The global coordinators have advised the Issuers that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of 0.150% of the principal amount of the 2029 notes, 0.210% of the principal amount of the 2031 notes, 0.240% of the principal amount of the 2033 notes, 0.270% of the principal amount of the 2036 notes and 0.525% of the principal amount of the 2056 notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of 0.100% of the principal amount of the 2029 notes, 0.100% of the principal amount of the 2031 notes, 0.125% of the principal amount of the 2033 notes, 0.150% of the principal amount of the 2036 notes and 0.250% of the principal amount of the 2056 notes, to other dealers. After the initial offering, the public offering price, concession or any other term of the offering of notes may be changed.

BHH LLC estimates that the total expenses of this offering payable by BHH LLC, including offering, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $9.06 million.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. BHH LLC has not applied for and does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. BHH LLC has been advised by the underwriters that they presently intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. BHH LLC cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Short Positions and Penalty Bids

In connection with the offering, the global coordinators, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the global coordinators, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. Neither BHH LLC nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither BHH LLC nor any of the underwriters makes any representation that the global coordinators will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for BHH LLC, Co-Obligor or Baker Hughes, for which they received or will receive customary fees and expenses. For example, certain of the underwriters or their affiliates are acting as financial advisors to Baker Hughes in connection with the Chart Merger and may receive fees in connection therewith. In addition, affiliates of certain of the underwriters are lenders under BHH LLCs revolving credit facility. No amounts are currently outstanding under such facility. Certain of the underwriters and/or their respective affiliates are lenders, agents and/or arrangers under the Term Loan Credit Agreement and Bridge Commitment Letter and will receive compensation in connection therewith. See “Summary—Recent Developments—Financing Transactions Overview—Bridge Commitment Letter” and “Summary—Recent Developments—Financing Transactions Overview—Term Loan Credit Agreement.”

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve BHH LLC’s, Co-Obligor’s or Baker Hughes’ securities and instruments. If any of the underwriters or their affiliates have a lending relationship with BHH LLC, Co-Obligor or Baker Hughes, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to BHH LLC, Co-Obligor or Baker Hughes consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in BHH LLC’s, Co-Obligor’s or Baker Hughes’ securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Settlement

BHH LLC expects that delivery of the notes will be made to investors on March 11, 2026, which will be the fourth business day following the date of pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

This prospectus supplement and the accompanying prospectus has been prepared on the basis that the offering of the notes falls within one of the exceptions specified in Part 1 of Schedule 1 of the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and accordingly there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus for the purposes of the POATRs.

Each underwriter has represented and agreed that it has not made and will not make an offer of the notes which are the subject of this prospectus supplement and the accompanying prospectus to the public in the United Kingdom except that it may make an offer:

(a)	at any time to any legal entity which is a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

(b)

at any time to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs) in the United Kingdom subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Issuers for any such offer; or

(c)	at any time in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression “offer of the notes” to the public in relation to any notes means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes, and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.

France

Neither this prospectus supplement nor any other offering material relating to the notes offered by this prospectus supplement has been and will not be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
(b)	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case acting for their own account, or otherwise in circumstances in which no offer to the public occurs, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with Article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may not be distributed directly or indirectly to the public except in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Hong Kong

The notes offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the notes offered by this prospectus supplement.

Accordingly, the notes have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold the Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act); and

(d)

the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and such action does not require any document to be lodged with ASIC or the ASX.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

China

This prospectus supplement does not constitute a public offer of notes, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the notes or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by BHH LLC and its representatives to observe these restrictions.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Baker Hughes Company as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Chart Industries, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference herein by reference to Baker Hughes Company’s Current Report on Form 8-K filed on March 2, 2026, and the effectiveness of Chart Industries, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents listed below (File No. 001-38143):

•	Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 5, 2026;

•

The portions of Baker Hughes’ Definitive Proxy Statement from our 2025 Annual Meeting of Stockholders filed with the SEC on March  31, 2025 and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

•	Current Report on Form 8-K, filed with the SEC on March 2, 2026; and

•

All other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein contain descriptions and summaries of certain documents that we have filed with the SEC. These descriptions and summaries do not purport to be complete and are qualified in their entirety by reference to such documents. Copies of such documents can be obtained by following the procedures described below.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed information that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

You can obtain any of the filings incorporated by reference into this prospectus supplement and the accompanying prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus. You should direct requests for those documents to:

Baker Hughes Company

Attention: Corporate Secretary

575 N. Dairy Ashford Rd., Suite 100

Houston, Texas 77079

(713) 439-8600

PROSPECTUS

Baker Hughes Company

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Purchase Contracts

Warrants

Units

Baker Hughes Holdings LLC

Baker Hughes Co-Obligor, Inc.

Debt Securities

fully and unconditionally guaranteed by Baker Hughes Company

Guarantees of Debt Securities

Baker Hughes Company (“Baker Hughes”) may offer from time to time its Class A common stock, par value $0.0001 per share (the “Class A common stock”), preferred stock, par value $0.0001 per share (the “preferred stock”), debt securities (the “parent debt securities”), full and unconditional guarantees of subsidiary debt securities (as defined below) (the “parent guarantees”), purchase contracts (the “purchase contracts”), warrants (the “warrants”) and units (the “units”), in one or more offerings, in amounts, at prices and on terms determined at the time of such offering. In addition, Baker Hughes Holdings LLC (“BHH LLC”) may offer from time to time its debt securities (the “subsidiary debt securities”) and guarantees of parent debt securities, full and unconditional or otherwise (the “subsidiary guarantees” and, together with the Class A common stock, the preferred stock, the parent debt securities, the parent guarantees, the purchase contracts, the warrants, the units and the subsidiary debt securities, the “securities”), and Baker Hughes Co-Obligor, Inc. (“Co-Obligor”) may act as co-issuer of the subsidiary debt securities and may also offer subsidiary guarantees. Selling securityholders may also be identified in supplements to this prospectus and may offer and sell these securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference, and any related free writing prospectuses carefully before you make your investment decision.

The Class A common stock is listed on The Nasdaq Global Select Market under the ticker symbol “BKR.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to the “company,” “we,” “us” or “our” are to Baker Hughes and its subsidiaries, including BHH LLC and Co-Obligor.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the U.S. Securities and Exchange Commission (the “SEC”). See the section entitled “Risk Factors” on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that Baker Hughes filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, Baker Hughes, BHH LLC and Co-Obligor or any selling securityholders to be named in a prospectus supplement may, over time, offer and sell, in one or more offerings, any combination of the securities as described in this prospectus. Each of Baker Hughes, BHH LLC and Co-Obligor is referred to as a “registrant,” and collectively as “registrants,” in this prospectus. This prospectus provides you with a general description of the securities that we or any selling securityholders to be named in a prospectus supplement may offer. Each time Baker Hughes, BHH LLC or Co-Obligor offers securities, they will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any such free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we incorporate by reference is accurate only as of the date of such document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

Each time we or any selling securityholders offer to sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement and any free writing prospectus, will include or refer you to all material information relating to each offering.

Baker Hughes and BHH LLC file annual, quarterly and current reports and other information with the SEC (File Nos. 001-38143 and 001-09397, respectively). The SEC filings of Baker Hughes and BHH LLC are available to the public over the internet at the SEC’s website at www.sec.gov and at our website at www.bakerhughes.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

This prospectus “incorporates by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents.

The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC prior to closing this offering will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC prior to closing an offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case and except as specifically set forth below, information “furnished” rather than “filed”):

Baker Hughes

•	Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 14, 2023 (the “Baker Hughes Annual Report”);

•

The portions of the Definitive Proxy Statement on Schedule 14A filed by Baker Hughes with the SEC on March 31, 2023 (the “Proxy Statement”) that were incorporated by reference into Part III of the Baker Hughes Annual Report;

•

Baker Hughes’ Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023 filed on April  19, 2023, the quarterly period ended June 30, 2023 filed on July  19, 2023 and the quarterly period ended September 30, 2023 filed on October 26, 2023 (together, the “Baker Hughes Quarterly Reports”); and

•

Baker Hughes’ Current Reports on Form 8-K filed on May 5, 2023, May  19, 2023 (two reports), November  22, 2023 and December 1, 2023, and Baker Hughes’ Current Report on Form 8-K/A filed on July 28, 2023.

BHH LLC

•

BHH LLC’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 14, 2023 (the “BHH LLC Annual Report” and, together with the Baker Hughes Annual Report, the “Annual Reports”);

•

BHH LLC’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023 filed on April  19, 2023, the quarterly period ended June 30, 2023 filed on July  19, 2023 and the quarterly period ended September 30, 2023 filed on October 26, 2023 (together, the “BHH LLC Quarterly Reports” and, together with the Baker Hughes Quarterly Reports, the “Quarterly Reports”); and

•	BHH LLC’s Current Reports on Form 8-K filed on May 5, 2023, May 19, 2023, November 22, 2023 and December 1, 2023.

This prospectus and the information incorporated by reference herein contain descriptions and summaries of certain documents that we have filed with the SEC. These descriptions and summaries do not purport to be complete and are qualified in their entirety by reference to such documents. Copies of such documents can be obtained by following the procedures described below.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Baker Hughes Company

Attention: Corporate Secretary

575 N. Dairy Ashford Rd., Suite 100

Houston, Texas 77079-1121

(713) 439-8600

FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than historical facts, including statements regarding the presentation of our operations in future reports and any assumptions underlying any of the foregoing, are forward-looking statements. Forward- looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “would,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target,” “goal” or other similar words or expressions. Forward looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors identified in the “Risk Factors” section of the Annual Reports, the Quarterly Reports and those set forth from time-to-time in other filings by Baker Hughes and BHH LLC with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

Any forward-looking statements speak only as of the date they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

THE COMPANY

Baker Hughes Company

Baker Hughes Company is an energy technology company with a broad and diversified portfolio of technologies and services that span the energy and industrial value chain. We conduct business in more than 120 countries and employ approximately 57,000 employees. We operate through our two business segments: Oilfield Services & Equipment (“OFSE”) and Industrial & Energy Technology (“IET”). We sell products and services primarily in the global oil and gas markets, within the upstream, midstream and downstream segments, and broader industrial and new energy markets.

Oilfield Services & Equipment: OFSE provides products and services for onshore and offshore oilfield operations across the lifecycle of a well, ranging from exploration, appraisal, and development, to production, rejuvenation, and decommissioning. OFSE is organized into four product lines: Well Construction, which encompasses drilling services, drill bits, and drilling & completions fluids; Completions, Intervention, and Measurements, which encompasses well completions, pressure pumping, and wireline services; Production Solutions, which spans artificial lift systems and oilfield & industrial chemicals; and Subsea & Surface Pressure Systems, which encompasses subsea projects services and drilling systems, surface pressure control, and flexible pipe systems. Beyond its traditional oilfield concentration, OFSE is expanding its capabilities and technology portfolio to meet the challenges of a net-zero future. These efforts include expanding into new energy areas such as geothermal and carbon capture, utilization and storage, strengthening its digital architecture and addressing key energy market themes.

Industrial & Energy Technology: IET provides technology solutions and services for mechanical-drive, compression and power-generation applications across the energy industry, including oil and gas, liquefied natural gas (“LNG”) operations, downstream refining and petrochemical markets, as well as lower carbon solutions to broader energy and industrial sectors. IET also provides equipment, software, and services that serve a wide range of industries including petrochemical and refining, nuclear, aviation, automotive, mining, cement, metals, pulp and paper, and food and beverage. Effective October 1, 2023, IET began operating through five product lines—Gas Technology Equipment, Gas Technology Services, Industrial Solutions, Industrial Products and Climate Technology Solutions.

For a further description of our business, properties and operations, you should read the Quarterly Reports and the Annual Reports, which are each incorporated by reference into this prospectus.

Baker Hughes Holdings LLC

Baker Hughes Holdings LLC is an indirect, 100% owned subsidiary and the primary operating company of Baker Hughes. BHH LLC was formed as the result of a combination between Baker Hughes Incorporated and the oil and gas business of General Electric Company (“GE”) in July 2017. In 2020, GE launched a program to fully divest of its ownership in Baker Hughes and BHH LLC over approximately three years. As of December 31, 2022, GE no longer owns any common units of BHH LLC.

The principal executive offices for both Baker Hughes and BHH LLC are located at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079-1121, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bakerhughes.com. Information that you may find on our website is not part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

Baker Hughes Co-Obligor, Inc.

Baker Hughes Co-Obligor, Inc. is a 100% owned finance subsidiary of BHH LLC. Co-Obligor was incorporated under the laws of the State of Delaware for the sole purpose of serving as a co-obligor of subsidiary debt securities and has no assets or operations other than those related to its sole purpose.

Baker Hughes Co-Obligor, Inc. has its principal executive offices at 575 N. Dairy Ashford Rd., Suite 100, Houston, Texas 77079-1121, and its telephone number is (713) 439-8600.

RISK FACTORS

You should carefully consider the risk factors in the “Risk Factors” section of the Annual Reports, the Quarterly Reports and those set forth from time-to-time in other filings by us with the SEC before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

SELLING SECURITYHOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling securityholders to be named in a prospectus supplement. Because we are a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act, we may add secondary sales of securities by any selling securityholders by filing a prospectus supplement with the SEC. We may register these securities to permit securityholders to resell their securities when they deem appropriate. A selling securityholder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling securityholders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay some or all of the expenses incurred with respect to the registration of securities owned by selling securityholders, other than underwriting fees, discounts or commissions, which will be borne by the selling securityholders. We will provide you with a prospectus supplement naming the selling securityholders, the amount of securities to be registered and sold and other terms of the securities being sold by a selling securityholder.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	acquisitions;

•	working capital;

•	capital expenditures;

•	repurchases of shares of Class A common stock; and

•	repayment of debt.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CLASS A COMMON STOCK

All outstanding shares of Class A common stock are fully paid and non-assessable. Each outstanding share of Class A common stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders for their vote except that holders of Class A common stock shall not be entitled to vote on any amendment to our Second Amendment and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or the Delaware General Corporation Law (the “DGCL”).

Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of Class A common stock shall have the exclusive right to vote for the election of directors and for all other purposes.

Except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Class A common stock shall vote together as a single class (or, if the holders of one or more series of preferred stock are entitled to vote together with the holders of Class A common stock, together as single class with the holders of such other series of preferred stock) on all matters submitted to a vote of stockholders generally.

Subject to the rights of the holders of any series of preferred stock, the holders of Class A common stock shall be entitled to receive such dividends and other distributions in cash, stock or property when, as and if declared thereon by the board of directors from time to time out of assets or funds legally available therefor.

Subject to the rights of the holders of any series of preferred stock, the holders of Class A common stock shall be entitled to receive the assets and funds available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the company, whether voluntary or involuntary.

Our Class A common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Class A common stock may act by unanimous written consent.

When we or any selling securityholders offer to sell Class A common stock, we will describe the manner in which the Class A common stock is sold in the applicable prospectus supplement. Copies of our Certificate of Incorporation and our Fifth Amended and Restated Bylaws (the “Bylaws”) are filed with the SEC as exhibits to the Baker Hughes Annual Report. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

DESCRIPTION OF PREFERRED STOCK

The Baker Hughes board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.

When Baker Hughes offers to sell a particular series of preferred stock, we will describe the specific terms of the securities in the applicable prospectus supplement. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation. Copies of our Certificate of Incorporation and our Bylaws are filed with the SEC as exhibits to the Baker Hughes Annual Report. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

DESCRIPTION OF PARENT DEBT SECURITIES

The parent debt securities will constitute either senior or subordinated debt of Baker Hughes. The parent debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The parent debt securities will be issued under one or more separate indentures between us and a designated trustee (the “parent indenture”). We will include in a prospectus supplement the specific terms of each series of senior or subordinated parent debt securities being offered, including the terms, if any, on which a series of senior or subordinated parent debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any parent indenture, which will govern the rights of the holders of our senior or subordinated parent debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SUBSIDIARY DEBT SECURITIES

This section describes certain general terms and provisions of the subsidiary debt securities. Unless otherwise specified in the applicable prospectus supplement, the subsidiary debt securities will be issued under the base indenture, dated October 28, 2008, between Baker Hughes Incorporated (as predecessor to BHH LLC) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as amended and supplemented by the second supplemental indenture, dated as of July 3, 2017, among Baker Hughes, a GE company, LLC (as predecessor to BHH LLC), Co-Obligor and the trustee (as further amended and supplemented, the “subsidiary indenture”). This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the subsidiary indenture and its associated documents. We have filed the subsidiary indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The specific terms and provisions of any series of subsidiary debt securities will be described in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of subsidiary debt securities, including whether the Co-Obligor will be a co-issuer of the subsidiary debt securities. If so described in a prospectus supplement, the terms and provisions of that series of subsidiary debt securities may differ from the general description of terms and provisions presented below.

Please note that in this section titled “Description of Subsidiary Debt Securities,” references to “we,” “our” and “us” refer to BHH LLC as the issuer of the applicable series of subsidiary debt securities and not to any subsidiaries, unless the context requires otherwise, and to Baker Hughes, unless the context requires otherwise, and, if Co-Obligor is co-issuer as to any series of subsidiary debt securities, then also to Co-Obligor.

General

BHH LLC may issue subsidiary debt securities, and Co-Obligor may be a co-issuer to any series of subsidiary debt securities. The subsidiary debt securities will not be secured by any of our property or assets. Thus, by owning a subsidiary debt security, you are one of our unsecured creditors. The subsidiary debt securities will be fully and unconditionally guaranteed by Baker Hughes. The subsidiary debt securities will not be guaranteed by any of our other subsidiaries, including the respective subsidiaries of BHH LLC or Co-Obligor.

The subsidiary debt securities of Baker Hughes, BHH LLC and Co-Obligor will rank equally in right of payment with all the other existing and future senior indebtedness of Baker Hughes, BHH LLC or Co-Obligor, as the case may be.

The subsidiary indenture does not limit our ability to incur additional indebtedness.

The subsidiary indenture and its associated documents, including your subsidiary debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the subsidiary indenture with the SEC as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copy of the subsidiary indenture.

This section and your prospectus supplement summarize all the material terms of the subsidiary indenture and your subsidiary debt security. They do not, however, describe every aspect of the subsidiary indenture and your subsidiary debt security. For example, in this section and your prospectus supplement we use terms that have been given special meaning in the subsidiary indenture, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your subsidiary debt security.

Subsidiary Indenture

The subsidiary debt securities are governed by the subsidiary indenture. The subsidiary indenture is a contract between us and the trustee.

The trustee under the subsidiary indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Series of Subsidiary Debt Securities

We may issue as many distinct series of subsidiary debt securities under the subsidiary indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of the subsidiary indenture allow us not only to issue subsidiary debt securities with terms different from those of subsidiary debt securities previously issued under the subsidiary indenture, but also to “reopen” a previously issued series of subsidiary debt securities and issue additional subsidiary debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your subsidiary debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your subsidiary debt security.

When we refer to a series of subsidiary debt securities, we mean a series issued under the subsidiary indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the subsidiary debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

The subsidiary indenture does not limit the aggregate amount of subsidiary debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue subsidiary debt securities at any time without your consent and without notifying you.

The subsidiary indenture and the subsidiary debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the subsidiary debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a subsidiary debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a subsidiary debt security is its face amount.

The term “stated maturity” with respect to any subsidiary debt security means the day on which the principal amount of your subsidiary debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the subsidiary debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a subsidiary debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Subsidiary Debt Securities

Your prospectus supplement will describe the specific terms of your subsidiary debt security, which will include some or all of the following:

•	the title of the series of your subsidiary debt security;

•	whether the Co-Obligor is a co-issuer of your series of subsidiary debt security;

•	any limit on the total principal amount of the subsidiary debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your subsidiary debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your subsidiary debt security is a fixed rate subsidiary debt security, a floating rate subsidiary debt security or an indexed subsidiary debt security;

•	if your subsidiary debt security is a fixed rate subsidiary debt security, the yearly rate at which your subsidiary debt security will bear interest, if any, and the interest payment dates;

•

if your subsidiary debt security is a floating rate subsidiary debt security: the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•

if your subsidiary debt security is an indexed subsidiary debt security: the principal amount, if any, we will pay you at maturity; interest payment dates; the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any; and the terms on which your subsidiary debt security will be exchangeable for or payable in cash, securities or other property;

•	if your subsidiary debt security is also an original issue discount subsidiary debt security, the yield to maturity;

•

if applicable, the circumstances under which your subsidiary debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and multiples of $1,000;

•

the depositary for your subsidiary debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your subsidiary debt security in book-entry form only;

•

if applicable, the circumstances under which we will pay additional amounts on any subsidiary debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the subsidiary debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for your subsidiary debt security, as applicable; and

•	any other terms of your subsidiary debt security, which could be different from those described in this prospectus.

Parent Guarantee

Baker Hughes will fully and unconditionally guarantee all obligations of BHH LLC and Co-Obligor under the subsidiary indenture. For more information, see “Description of Parent Guarantees.”

Governing Law

The subsidiary indenture is, and the subsidiary debt securities will be, governed by New York law.

Form of Subsidiary Debt Securities

We will issue each subsidiary debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each subsidiary debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Subsidiary debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the subsidiary debt securities represented by the global security. Those who own beneficial interests in a global subsidiary debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own subsidiary debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in subsidiary debt securities registered in street name or in subsidiary debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to subsidiary debt securities issued in global form and for which DTC acts as depositary.

Each global subsidiary debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global subsidiary debt securities are not exchangeable for definitive certificated subsidiary debt securities.

Ownership of beneficial interests in a global subsidiary debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global subsidiary debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global subsidiary debt security. Ownership of beneficial interests in a global subsidiary debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the subsidiary debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global subsidiary debt security.

We will make payment of principal of, and interest on, subsidiary debt securities represented by a global subsidiary debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global subsidiary debt security representing those subsidiary debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global subsidiary debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global subsidiary debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global subsidiary debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global subsidiary debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global subsidiary debt security is exchangeable for definitive subsidiary debt securities registered in the name of, and a transfer of a global subsidiary debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 60 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global subsidiary debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive subsidiary debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global subsidiary debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive subsidiary debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global subsidiary debt security.

Except as provided above, owners of the beneficial interests in a global subsidiary debt security will not be entitled to receive physical delivery of subsidiary debt securities in definitive form and will not be considered the holders of subsidiary debt securities for any purpose under the subsidiary indenture. No global subsidiary debt security shall be exchangeable except for another global subsidiary debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global subsidiary debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global subsidiary debt security or the subsidiary indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global subsidiary debt security desires to give or take any action that a holder is entitled to give or take under the subsidiary debt securities or the subsidiary indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your subsidiary debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase subsidiary debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Subsidiary debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the subsidiary indenture to merge or consolidate with another corporation or other entity. We are also permitted under the subsidiary indenture to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of subsidiary debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not the applicable issuer, the successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the subsidiary debt securities of that series and the subsidiary indenture. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

•

Immediately after the transaction, no default under the subsidiary debt securities of that series has occurred and is continuing. For this purpose, “default under the subsidiary debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the subsidiary debt securities of any series, we will not need to obtain the approval of the holders of those subsidiary debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the applicable issuer but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the subsidiary debt securities of any series and the subsidiary indenture.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the subsidiary indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of subsidiary debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the subsidiary debt securities of such series (“legal defeasance”); or

•	we will be discharged from any covenants we make in the subsidiary indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of subsidiary debt securities, the holders of such securities will not be entitled to the benefits of the subsidiary indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of subsidiary debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of subsidiary debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the subsidiary indenture with respect to subsidiary debt securities of any series, other than our obligation to register the transfer of and exchange subsidiary debt securities of that series, provided that we either:

•	deliver all outstanding subsidiary debt securities of that series to the trustee for cancellation; or

•

all such subsidiary debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such subsidiary debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of subsidiary debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of subsidiary debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any subsidiary debt security of that series on the due date;

•	we do not pay interest on any subsidiary debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any subsidiary debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the subsidiary indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of subsidiary debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occurs; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Remedies if an Event of Default Occurs

If an event of default has occurred with respect to any series of subsidiary debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all subsidiary debt securities of that series then outstanding may declare the entire principal amount of the subsidiary debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the subsidiary debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of subsidiary debt securities. If the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the subsidiary debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the subsidiary indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the subsidiary indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all subsidiary debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the subsidiary indenture with respect to the subsidiary debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any subsidiary debt security, all of the following must occur:

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the holder of your subsidiary debt security must give the trustee written notice that an event of default has occurred with respect to the subsidiary debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of not less than 25% in principal amount of all subsidiary debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the subsidiary debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the subsidiary debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your subsidiary debt security on or after its stated maturity (or, if your subsidiary debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the subsidiary debt securities of any series may waive a default for all subsidiary debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your subsidiary debt security, however, without the approval of the particular holder of that subsidiary debt security.

Annual Information about Defaults to the Trustee

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the subsidiary indenture and the subsidiary debt securities, or else specifying any default under the subsidiary indenture.

Modifications and Waivers

There are three types of changes we can make to the subsidiary indenture and the subsidiary debt securities.

First, there are changes that cannot be made without the approval of each holder of a subsidiary debt security affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on a subsidiary debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a subsidiary debt security;

•	permitting redemption of a subsidiary debt security if not previously permitted;

•	impairing any right a holder may have to require repurchase of its subsidiary debt security;

•	impairing any right that a holder of a convertible subsidiary debt security may have to convert the subsidiary debt security;

•	changing the currency of any payment on a subsidiary debt security;

•	changing the place of payment on a subsidiary debt security;

•	impairing a holder’s right to sue for payment of any amount due on its subsidiary debt security;

•

reducing the percentage in principal amount of the subsidiary debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the subsidiary indenture or those subsidiary debt securities or waive our compliance with the subsidiary indenture or to waive defaults; and

•

changing the provisions of the subsidiary indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected subsidiary debt security.

The second type of change does not require any approval by holders of the subsidiary debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the subsidiary debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only subsidiary debt securities to be issued after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular subsidiary debt security, even if they affect other subsidiary debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected subsidiary debt security; we need only obtain any required approvals from the holders of the affected subsidiary debt securities.

Any other change to the subsidiary indenture and the subsidiary debt securities would require the following approval:

•	If the change affects only the subsidiary debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the subsidiary debt securities of that series.

•

If the change affects the subsidiary debt securities of more than one series of subsidiary debt securities, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the subsidiary debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

•	If the terms of a series entitle the holders of subsidiary debt securities of such series to vote as a separate class on any change, it must be approved as required under those terms.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the subsidiary indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular subsidiary debt security, or in the subsidiary indenture as it affects that subsidiary debt security, that we cannot change without the approval of the holder of that subsidiary debt security as described above, unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the subsidiary indenture or any subsidiary debt securities or request a waiver.

Only holders of outstanding subsidiary debt securities of the applicable series will be eligible to take any action under the subsidiary indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to subsidiary debt securities of that series. Also, we will count only outstanding subsidiary debt securities in determining whether the various percentage requirements for taking action have been met. Any subsidiary debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

In some situations, we may follow special rules in calculating the principal amount of a subsidiary debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subsidiary indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global subsidiary debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global subsidiary debt securities may differ from those for other subsidiary debt securities.

Form, Exchange and Transfer

If any subsidiary debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and multiples of $1,000.

Holders may exchange their subsidiary debt securities for subsidiary debt securities of smaller denominations or combined into fewer subsidiary debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your subsidiary debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their subsidiary debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated subsidiary debt securities at that office. We have appointed the trustee to act as our agent for registering subsidiary debt securities in the names of holders and transferring and replacing subsidiary debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their subsidiary debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any subsidiary debt securities.

If we have designated additional transfer agents for your subsidiary debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the subsidiary debt securities of any series are redeemable and we redeem less than all those subsidiary debt securities, we may block the transfer or exchange of those subsidiary debt securities during the period beginning 15 days before the day the subsidiary debt securities to be redeemed are selected for redemption and ending on the day of such selection, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any subsidiary debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any subsidiary debt security being partially redeemed.

If a subsidiary debt security is issued as a global subsidiary debt security, only DTC or other depositary will be entitled to transfer and exchange the subsidiary debt security as described in this subsection, since the depositary will be the sole holder of the subsidiary debt security.

The rules for exchange described above apply to exchange of subsidiary debt securities for other subsidiary debt securities of the same series and kind. If a subsidiary debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the subsidiary debt securities of any series to the holders of record of those subsidiary debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global subsidiary debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global subsidiary debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a subsidiary debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the subsidiary debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global subsidiary debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the subsidiary debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the subsidiary debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their subsidiary debt securities.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices subsidiary debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your subsidiary debt security the initial location of each paying agent for that subsidiary debt security. We must notify the trustee of changes in the paying agents.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global subsidiary debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of subsidiary debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your subsidiary debt security will describe any material relationships we may have with the trustee.

DESCRIPTION OF PARENT GUARANTEES

Baker Hughes will fully and unconditionally guarantee to each holder of subsidiary debt securities pursuant to this prospectus the due and punctual payment of the principal of (and premium, if any) and interest on, and any other amounts payable on those subsidiary debt securities, when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof. In the case of any failure by BHH LLC to make punctually any such payment of the principal of and, premium, if any, and interest on and any other amounts payable in respect of the subsidiary debt securities, Baker Hughes will cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof, and as if such payment were made by Baker Hughes. The parent guarantee will be Baker Hughes’ senior unsecured obligation and shall rank equally in right of payment with all of its other senior and unsecured debt obligations.

DESCRIPTION OF SUBSIDIARY GUARANTEES

Baker Hughes’ obligations under the parent debt securities, including the payment of principal, premium, if any, and interest may be guaranteed, fully and unconditionally or otherwise, by BHH LLC, Co-Obligor or both. These subsidiary guarantees will rank equally with all other general unsecured and unsubordinated obligations of BHH LLC and/or Co-Obligor.

The subsidiary guarantees will not contain any restrictions on the ability of BHH LLC and/or Co-Obligor to:

•

pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of BHH LLC’s and/or Co-Obligor’s limited liability company interests or shares of stock, as applicable; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any subsidiary debt securities of BHH LLC and/or Co-Obligor.

DESCRIPTION OF PURCHASE CONTRACTS

When Baker Hughes offers to sell purchase contracts, we will describe the specific terms of the securities in the applicable prospectus supplement. We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or our subsidiaries or debt or equity securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF WARRANTS

Baker Hughes may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices) as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which will define your rights as a warrant holder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents will be filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities (the “debt warrants”) that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants;

•	the designation and terms of the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•

the price or prices at which we will issue the debt warrants, the principal amount of debt securities that you may purchase upon exercise of each debt warrant and the price or prices at which such principal amount may be purchased upon exercise;

•	the currency, currencies or currency units, if other than in U.S. dollars, in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities and any guarantee issued with the debt warrants, and the number of debt warrants issued with each debt security;

•

the currency, currencies or currency units, if other than in U.S. dollars, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your right to exercise the debt warrants commences, and the date on which your right to exercise the debt warrants expires;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	if applicable, a discussion of material United States federal income tax considerations;

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants; and

•	the terms of the securities you may purchase upon exercise of the debt warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

Baker Hughes may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants;

•

the securities, which may include preferred stock, common stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), for which you may exercise the warrants;

•	the aggregate number of the warrants;

•

the price or prices at which Baker Hughes will issue the warrants, the number of securities or amount of other property or assets that you may purchase upon exercise of each warrant and the price or prices at which such securities, property or assets may be purchased;

•	the currency, currencies, or currency units, if other than in U.S. dollars, in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities;

•	the date on which your right to exercise the warrants commences, and the date on which your right to exercise the warrants expires;

•	the maximum or minimum number of warrants which you may exercise at any time;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

Baker Hughes will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that Baker Hughes indicates in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

We will describe in the prospectus supplement relating to the warrants the principal amount or the number of the securities, or amounts of other property or assets, that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

Until you exercise your warrants, you will not have any rights as a holder of our debt securities, preferred stock, common stock or other securities, property or assets for which such warrants may be exercisable, as the case may be, by virtue of your ownership of the warrants.

DESCRIPTION OF UNITS

When Baker Hughes offers to sell units, consisting of one or more shares of Class A common stock, shares of preferred stock, debt securities, purchase contracts or warrants or any combination of such securities, we will describe the specific terms of the securities in the applicable prospectus supplement, which will include:

•	the terms of the units, the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We or any selling securityholders may sell the securities described in this prospectus in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the prospectus supplement for your security.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Kirkland & Ellis LLP, Houston, TX, our outside counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Baker Hughes Company as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, included in Baker Hughes’ Annual Report on Form 10-K for the year ended December 31, 2022 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, dated February 14, 2023, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Baker Hughes Holdings LLC as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, included in BHH LLC’s Annual Report on Form 10-K for the year ended December 31, 2022 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, dated February 14, 2023, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$6,500,000,000

Baker Hughes Holdings LLC

Baker Hughes Co-Obligor, Inc.

$500,000,000 4.050% Senior Notes due 2029

$1,250,000,000 4.350% Senior Notes due 2031

$750,000,000 4.650% Senior Notes due 2033

$2,000,000,000 5.000% Senior Notes due 2036

$2,000,000,000 5.850% Senior Notes due 2056

PROSPECTUS SUPPLEMENT

Joint Global Coordinators and Joint Book-Running Managers

Goldman Sachs & Co. LLC	Morgan Stanley

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan

Passive Book-Running Managers

BofA Securities	Barclays	HSBC

MUFG		UniCredit

Senior Co-Managers

BNP PARIBAS	SOCIETE GENERALE	Standard Chartered Bank

Co-Managers

IMI - Intesa Sanpaolo	RBC Capital Markets	BBVA

Academy Securities	Siebert Williams Shank	Standard Bank

Loop Capital Markets

March 5, 2026